UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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IDENIX PHARMACEUTICALS, INC.

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Dear Idenix Stockholder:
Please join us for the 2011 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The annual meeting will be held on Thursday, June 2, 2011 at 9:00 a.m., at the offices of WilmerHale, located at 60 State Street, Boston, Massachusetts 02109.
At this year’s annual meeting, we will consider and act upon the following matters:
1.	To elect eight directors;
2.	To approve an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares of common stock from 125,000,000 to 200,000,000 shares;
3.	To ratify the appointment of our independent registered public accounting firm;
4.	To approve an advisory vote on executive compensation, as described in the compensation discussion and analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in our 2011 annual meeting proxy statement;
5.	To hold an advisory vote on the frequency of future executive compensation advisory votes; and
6.	To transact any other business that may properly come before the meeting.
Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement.
I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees; FOR the amendment to our restated certificate of incorporation; FOR ratification of the appointment of our independent registered public accounting firm; FOR approval of an advisory vote on the compensation of our named executive officers; and FOR an advisory vote for a three-year frequency of a stockholder advisory vote on executive compensation.
On behalf of the Idenix board of directors, employees and management, I thank you for your support and confidence. We look forward to seeing you at the annual meeting.
Very truly yours,
RONALD C. RENAUD, JR.
President and Chief Executive Officer
April 25, 2011

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Date	June 2, 2011

Time	9:00 a.m. (eastern daylight time)

Place	WilmerHale 60 State Street Boston, Massachusetts 02109

Items of Business	1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To approve an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares of common stock from 125,000,000 to 200,000,000 shares;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2011;

4. To approve an advisory vote on executive compensation, as described in the compensation discussion and analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in our 2011 annual meeting proxy statement;

5. To hold an advisory vote on the frequency of future executive compensation advisory votes; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 8, 2011.

Voting by Proxy	Please submit the enclosed proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or notifying the inspector of elections in writing of such revocation.
By Order of the Board of Directors,

Maria Stahl, Secretary
Cambridge, Massachusetts
April 25, 2011
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED TO BE AFFIXED IN THE PROXY CARD IS MAILED IN THE UNITED SATES. SENDING IN YOUR PROSY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139
Proxy Statement for the 2011 Annual Meeting of Stockholders
To Be Held on June 2, 2011
PROXIES AND VOTING
This proxy statement contains information about the 2011 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Thursday, June 2, 2011 at 9:00 a.m. (eastern daylight time) at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109.
Directions to the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 are available at the WilmerHale website at http://www.wilmerhale.com/offices/offices/visitingus.aspx?officeid=1.
In this proxy statement, references to “Idenix”, “we”, “us” and “our” refer to Idenix Pharmaceuticals, Inc.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2011
This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2010 are available for viewing, printing and downloading at http://www.idenix.com/InvestorRelations/2011proxy and www.edocumentview.com/IDIX.
Additionally, you can find our Annual Report on Form 10-K for the year ended December 31, 2010 through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 60 Hampshire Street, Cambridge, Massachusetts 02139. Exhibits will be provided upon written request and payment of an appropriate processing fee.
The notice of annual meeting, this proxy statement and our annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2010), are being mailed to stockholders on or about April 29, 2011.
References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.
Q.	Who can vote at the annual meeting?

A.	To be able to vote, you must have been a stockholder of record at the close of business on April 8, 2011, the record date for our annual meeting. On that date, 73,144,813 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting.

If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.	Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities authorized which would entitle a holder to vote at the meeting.

Q.	What is a proxy card?

A.	The proxy card enables you to appoint Ronald C. Renaud, Jr., our president and chief executive officer, and Maria Stahl, our senior vice president and general counsel, or either of them, as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Renaud or Ms. Stahl to vote your shares at the meeting as you have instructed on the proxy card. If you do not specify on the proxy card how your shares should be voted, your shares will be voted as recommended by our board of directors. By returning the proxy card to us, you can vote your shares whether or not you attend the meeting.

Q.	What am I voting on?

A.	We are asking you to vote on:
•	the election of directors for a one-year term;

•	the approval of an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares of common stock from 125,000,000 to 200,000,000;

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2011;

•	the approval of an advisory vote on executive compensation, as described in the compensation discussion and analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in our 2011 annual meeting proxy statement; and

•	an advisory vote on the frequency of future executive compensation advisory votes.
Q.	How do I vote?

A.	If you are a record holder, meaning your shares are registered in your name, you may vote:
(1)	By Mail: Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

(2)	In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote:

(1)	By Mail: You will receive instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(2)	In Person at the Meeting: Contact the broker, bank or other nominee who holds your shares to obtain a proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:
(1)	Provide written notice to us in time for receipt prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2)	Sign a new proxy and submit it to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.
Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote either by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them. If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the selection of PricewaterhouseCoopers is a “discretionary” item. All of the other matters being put to vote are “non-discretionary” items.

Q.	How many shares must be present to hold the meeting?

A.	To establish a quorum, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting. If a quorum is present at the annual meeting, the vote required to adopt each of the scheduled proposals will be as described below. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors. Under our by-laws, the eight nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 1. You may:
•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the others. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.
Proposal 2 — Amendment to our Restated Certificate of Incorporation. Under our restated certificate of incorporation, the affirmative vote of stockholders holding a majority of the outstanding shares of Idenix common stock is required to approve the amendment of Idenix’s restated certificate of incorporation, as amended, to increase the authorized shares of common stock from 125,000,000 to 200,000,000. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 2.

Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm. Under our by-laws, the affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 3.
If you vote to abstain on this Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.
Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that our stockholders should have an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.
Proposal 4 — Approval of Non-Binding Vote on Executive Compensation. Under our by-laws, the affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to adopt this resolution. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 4, and your non-vote will have no effect on the outcome of this proposal.
If you vote to abstain on this Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.
This advisory vote on executive compensation is not binding on our board of directors. However, our board of directors will take into account the result of the vote when determining future executive compensation arrangements.
Proposal 5 — Approval of Non-Binding Frequency of the Vote on Executive Compensation. Under our by-laws, the affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to adopt this resolution. In this Proposal No. 5, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 5 and your non-vote will have no effect on the outcome of this proposal.
If you vote to abstain on this Proposal 5, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

With respect to this Proposal 5, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal 5, because this proposal is non-binding, our board of directors may decide that it is in the best interest of our stockholders and Idenix to hold future executive compensation advisory votes more or less frequently.
Proposal 6 — Other Matters. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting.
We believe that Novartis Pharma AG, a direct and wholly owned subsidiary of Novartis AG, referred to herein collectively with their respective subsidiaries and affiliates as Novartis, intends to vote all of its shares FOR Proposals 1, 2, 3 and 4 and for 3 YEARS on Proposal 5. On the record date, Novartis was the holder of approximately 43% of our outstanding common stock. As of April 22, 2011, Novartis was the holder of approximately 35% of our outstanding common stock after giving effect to a common stock offering completed on April 13, 2011.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We plan to report the final voting results on a Current Report on Form 8-K within four business days following the meeting.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.	Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.
Householding of Annual Meeting Materials
Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.
PROPOSAL 1 — ELECTION OF DIRECTORS
Our board of directors is elected each year at the annual meeting of stockholders. There are eight nominees for the eight currently authorized seats on our board of directors. Each director elected to hold office will do so until the 2012 annual meeting of stockholders and until her or his successor is elected and qualified, or until such director’s earlier death, resignation or removal.
On January 11, 2010, Pamela Thomas-Graham resigned from our board; Ms. Thomas-Graham had been a director of Idenix since 2005 and was recently named Chief Talent, Branding and Communications Officer of Credit Suisse and a member of the Executive Board of Credit Suisse. On March 30 2010, upon recommendation of the Nominating and Corporate Governance Committee of our board of directors, our board of directors elected Tamar D. Howson as a director. Dr. Steven Projan resigned from our board of directors in August 2010; Dr. Projan had been a director of Idenix since February 2009, following his nomination by Novartis as one of its three designees to our board. Under the terms of the stockholders’ agreement described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis,” which we refer to as the stockholders’ agreement, Novartis currently is entitled to, and has, two designees serving on our board.
In October 2010, Dr. Jean-Pierre Sommadossi resigned as chairman of the board and chief executive officer and as a director. In October 2010, Ronald C. Renaud, Jr. was elected to serve as our president and chief executive officer and upon recommendation of the Nominating and Corporate Governance Committee of our board, our board elected Mr. Renaud as a director. In September 2010, our board of directors voted to decrease the number of authorized seats on our board of directors from nine to eight.
Each person nominated for election to our board of directors is currently serving as a director of Idenix. The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Robert E. Pelzer and Anthony Rosenberg have been nominated as designees of Novartis, pursuant to the stockholders’ agreement and waiver and consent described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis”. There are no family relationships among any of our directors and our executive officers.

Each nominee has agreed to serve if elected, and we do not know any reason why any nominee would be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of a substitute nominee designated by the board of directors or for election of only the remaining nominees.
Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the eight nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Since eight directors are to be elected at the annual meeting, the eight nominees for director who receive the highest number of votes for election will be elected as directors.
Information with respect to the number of shares of common stock beneficially owned by each director as of April 1, 2011 appears under the heading “Security Ownership of Certain Beneficial Owners and Management”. The name, age, years of service on our board of directors, and principal occupation and business experience of each director nominee is set forth below.

		Director
Name and Age	Principal Occupation and Business Experience	Since
Ronald C. Renaud, Jr. (age 42)	Mr. Renaud has served as our president and chief executive officer and a director since October 2010. Prior to that Mr. Renaud served as our chief financial officer and treasurer since June 2007 and as our chief business officer since June 2010. Prior to joining Idenix in 2007, Mr. Renaud served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company, from February 2006 to May 2007. Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California.	2010

	Mr. Renaud oversees every aspect of our operations in his roles as president and chief executive officer. He has served as an officer of Idenix for almost four years. Given his years with our company and his prior experience in the industry and in the capital markets, we believe that he has an unparalleled understanding of our business and the markets in which we operate.

Charles W. Cramb (age 64)	Mr. Cramb has served as the vice chairman, developed market group and interim chief financial officer of The Avon Company, a global beauty products company, since February 2011. Prior to that, Mr. Cramb served as the vice chairman, chief financial officer and strategic officer of The Avon Company from September 2007 to February 2011. Mr. Cramb joined The Avon Company in November 2005 and previously served as its executive vice president, finance and technology and chief financial officer. Prior to joining The Avon Company, Mr. Cramb served as the chief financial officer at The Gillette Company, a worldwide consumer products company, from July 1997 to November 2005. From July 1995 to July 1997, Mr. Cramb served as a corporate vice president and corporate controller of The Gillette Company. He is also a member of the board of directors of Tenneco Inc. Mr. Cramb holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.	2003

	Mr. Cramb’s extensive financial leadership at his current and former companies adds vital expertise to our board of directors and to our Audit Committee in the form of financial understanding, business perspective and auditing expertise. Mr. Cramb is diligent in keeping the board abreast of current audit issues and collaborating with our independent auditors and senior management team.

		Director
Name and Age	Principal Occupation and Business Experience	Since
Wayne T. Hockmeyer, Ph.D. (age 66)	Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as its chief executive officer. Dr. Hockmeyer continued to serve as chairman of the board of directors of MedImmune, Inc. until June 2007. From 2002 to 2007, Dr. Hockmeyer served as president of MedImmune Ventures, Inc., a wholly owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Baxter International, Inc. and GenVec, Inc. and has previously served as a director of Middlebrook Pharmaceutical Corporation. Dr. Hockmeyer was recognized, in 1998, by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.	2002

	Dr. Hockmeyer’s significant experience in establishing and guiding strategic direction in the biotechnology and pharmaceutical industries is a key asset of our board of directors. He has tremendous insight into the drug development process and the scientific, operational and regulatory aspects of clinical trials.

Thomas R. Hodgson (age 69)	Mr. Hodgson, who is retired, served most recently, from September 1990 to January 1999, as president and chief operating officer of Abbott Laboratories, a pharmaceutical company. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The Travelers Companies Inc. and has previously served as a director of Intermune, Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.	2002

	With his extensive experience at the helm of a major health care company and his understanding of drug development, Mr. Hodgson provides an invaluable resource to our board of directors through his vital senior management experience and tested business acumen.

Tamar D. Howson (age 62)	Ms. Howson is currently a Partner at JSB-Partners, a transaction advisory firm serving the life sciences industry. Prior to joining JSB-Partners in 2010, Ms. Howson was executive vice president of business development at Lexicon Pharmaceuticals where she led the company’s partnering and licensing efforts. From 2001 to 2007, Ms. Howson was senior vice president corporate and business development at Bristol Myers Squibb, overseeing mergers and acquisitions, licensing and research collaborations. During 2000 and 2001, Ms. Howson served as a business development and strategy consultant to various biotechnology companies in the United States and in Europe. Ms. Howson was also a senior vice president and director of business development at SmithKline Beecham from 1991 to 2000, where she also managed SR One, SmithKline Beecham’s $100 million venture capital fund.	2010

	Ms. Howson currently serves on the board of directors of OXiGENE, Inc., a clinical-stage biopharmaceutical company developing therapeutics to treat cancer and eye diseases, Aradigm Corp., a company developing drugs for respiratory and metabolic diseases and Soligenix Inc., a company developing treatments for transplantation. She is also a member of the Scientific Advisory Board of SAI Advantium Pharma Ltd., a drug discovery, development and manufacturing company. She previously served as a director of Ariad Pharmaceuticals, SkyePharma, NPS Pharmaceuticals and Targacept. Ms. Howson holds an M.B.A from Columbia University, an M.S. from City College of New York and a B.S. in Chemical Engineering from the Technion in Israel.

		Director
Name and Age	Principal Occupation and Business Experience	Since
	Ms. Howson brings strong business development, licensing and transactional guidance to our board of directors from her varied experiences at pharmaceutical companies and with venture capital. The board believes that Ms. Howson’s background will enable her to provide important insights into licensing transactions, financing options and strategic collaborations for Idenix.

Robert E. Pelzer (age 57)	Mr. Pelzer has served since September 2008 as president of Novartis Corporation, a part of the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products. Prior to that, from March 2002 to August 2008, he served as general counsel of Novartis Pharmaceuticals Division, a part of Novartis Group. Prior to his appointment at Novartis in March 2002, Mr. Pelzer was general counsel at DuPont Pharmaceuticals Company from 1998 to December 2001. Prior to that time, Mr. Pelzer held various positions with The DuPont Company. Mr. Pelzer holds degrees in Commerce and in Law from the University of Alberta. He is admitted as barrister and solicitor in the Province of Alberta, Canada, and as Solicitor in England and Wales.	2003

	Mr. Pelzer serves on our board as one of two representatives of our largest stockholder, Novartis. Mr. Pelzer’s experience in the industry provides our board with essential knowledge of the development and commercialization of pharmaceuticals.

Denise Pollard-Knight, Ph.D. (age 51)	Dr. Pollard-Knight has served as managing partner of Phase 4 Ventures since December 2010. Phase 4 Ventures manages funds on behalf of Nomura European Investments and Harbourvest. From April 2004 to December 2010, Dr. Pollard-Knight was head of Nomura Phase4 Ventures, an affiliate of Nomura International plc, a leading Japanese financial institution. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc. From January 1997 to January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm. Dr. Pollard-Knight previously served as a director of Viacell and was a member of the Audit Committee. Dr. Pollard-Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.	2003

	Dr. Pollard-Knight brings strong financial and investment skills and in-depth understanding of science to our board of directors. Over her years on our board, these skills have allowed Dr. Pollard-Knight to provide vital contributions to our discussions regarding financing options, strategic collaborations and strategic direction of Idenix. Given her financial skills, Dr. Pollard-Knight also brings a high level of expertise to the Audit Committee of our board of directors.

		Director
Name and Age	Principal Occupation and Business Experience	Since
Anthony Rosenberg (age 58)	Mr. Rosenberg has served since 2005 as head of business development and licensing of Novartis Pharma AG, or Novartis, a part of the Novartis Group. Prior to that Mr. Rosenberg was global head of the transplant and immunology business unit at Novartis from 2000 to 2005. Mr. Rosenberg initially joined Sandoz, a predecessor to Novartis, in 1980. Mr. Rosenberg is a member of the Pharma Executive Committee at Novartis Pharma AG. Mr. Rosenberg holds a BSc from the University of Leicester and an M.Sc in physiology from the University of London.	2009

	Mr. Rosenberg serves on our board as one of two representatives of our largest stockholder, Novartis. Through his experience at Novartis Pharma AG, Mr. Rosenberg is uniquely qualified to provide our board with industry-specific business development advice, further augmenting our board’s depth of expertise in this area.
The board of directors believes that approval of the election of each nominee director named above is in our best interests and in the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.
DIRECTOR COMPENSATION
We compensate our non-employee directors, other than directors who are employees of Novartis, with a combination of cash and equity. Mr. Pelzer and Mr. Rosenberg, our two directors who are also employees of Novartis, do not receive any remuneration for their services as directors. We also did not provide additional remuneration to Dr. Sommadossi, a former officer of Idenix, for his service as a director during 2010. We do not provide additional remuneration to Mr. Renaud, an officer of Idenix, for his service as a director.
The following table describes our compensation practices for non-employee directors, other than the directors affiliated with Novartis, during the fiscal year ended December 31, 2010, or fiscal 2010.

			Meeting Fees	Stock Options to Purchase
		Cash	(Per Meeting	Common Stock(1)
	Year	Retainer	Attended)	Initial		Annual

Board Member	2010	$30,000	$2,000	15,000	(2)	20,000	(3)
Lead Director	2010	10,000	—	—		—
Nominating and Corporate Governance Committee Chair	2010	5,000	1,000	—		—
Audit Committee Chair	2010	15,000	1,000	—		—
Compensation Committee Chair	2010	10,000	1,000	—		—
Committee Members (other than chair)	2010	—	1,000	—		—

(1)	The exercise price of these stock options is equal to the average of the open and close price of our common stock as reported on the NASDAQ Global Market on the date of grant. Subject to certain exceptions, each stock option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director.

(2)	Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The initial stock option grant vests in 24 equal monthly installments beginning one month from the date of grant.

(3)	Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional stock option grant of 20,000 shares. The number of stock options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders is generally pro rated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments beginning one month from the date of grant.

In addition, members of our board of directors, other than directors affiliated with Novartis, are reimbursed for reasonable expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.
Director Compensation for Fiscal 2010

	Fees Earned or Paid	Stock OptionAwards
Name	in Cash ($)	($)(1)(2)	Total ($)
Charles W. Cramb(3)	$74,000	$48,084	$122,084
Wayne T. Hockmeyer(4)	66,750	48,084	114,834
Thomas R. Hodgson(5)	61,000	48,084	109,084
Tamar Howson(6)	37,500	78,530	116,030
Denise Pollard-Knight(7)	56,000	48,084	104,084
Pamela Thomas-Graham(8)	10,750	—	10,750
Robert Pelzer(9)	—	—	—
Steven Projan, Ph.D.(10)	—	—	—
Anthony Rosenberg(11)	—	—	—

(1)	The amounts in the Stock Option Awards column reflect the grant date fair value of stock option awards granted during fiscal 2010 under our stock incentive plans, in accordance with Financial Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 9, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal 2010 filed with the Securities and Exchange Commission, or SEC, on March 7, 2011 for the relevant assumptions used to determine the valuation of our option awards.

(2)	The number of shares underlying stock options granted to our non-employee directors in fiscal 2010 and the grant date fair value of such stock options as determined in accordance with FASB ASC Topic 718 are:

		Number of Shares	Grant Date Fair
		Underlying Stock	Value of Stock Option
Director	Grant Date	Option Grants in 2010	Grants in 2010 ($)
Mr. Cramb	6/3/2010	20,000	48,084
Dr. Hockmeyer	6/3/2010	20,000	48,084
Mr. Hodgson	6/3/2010	20,000	48,084
Ms. Howson	6/3/2010	20,000	48,084
Ms. Howson	3/30/2010	18,333	30,446
Dr. Pollard-Knight	6/3/2010	20,000	48,084
Ms. Thomas-Graham	—	—	—
Mr. Pelzer	—	—	—
Dr. Projan	—	—	—
Mr. Rosenberg	—	—	—

(3)	At December 31, 2010, Mr. Cramb held stock options to purchase 160,000 shares of our common stock.

(4)	At December 31, 2010, Dr. Hockmeyer held stock options to purchase 120,000 shares of our common stock.

(5)	At December 31, 2010, Mr. Hodgson held stock options to purchase 120,000 shares of our common stock.

(6)	At December 31, 2010, Ms. Howson held stock options to purchase 38,333 shares of our common stock.

(7)	At December 31, 2010, Dr. Pollard-Knight held stock options to purchase 100,000 shares of our common stock.

(8)	At December 31, 2010, Ms. Thomas-Graham did not hold stock options to purchase shares of our common stock. Ms. Thomas-Graham ceased serving as a member of the board on January 11, 2010. Under our 2005 Stock Incentive Plan, Ms. Thomas-Graham had 180 days from the date she ceased serving as a member of the board to exercise her then vested options. None of Ms. Thomas-Graham’s options vested subsequent to January 11, 2010. Amounts paid to Ms. Thomas-Graham were paid in recognition of her years of service to Idenix and to our board.

(9)	Mr. Pelzer was nominated by Novartis as one of its designees to our board. He has served on our board since 2003. Mr. Pelzer does not receive compensation for serving on our board due to his affiliation with Novartis.

(10)	Dr. Projan joined our board of directors in February 2009 and resigned in August 2010. He was nominated by Novartis as one of its three designees to our board. Novartis currently only has two designees serving on our board. Dr. Projan did not receive compensation for serving on our board due to his affiliation with Novartis.

(11)	Mr. Rosenberg joined our board of directors in June 2009. He was nominated by Novartis as one of its designees to our board. Mr. Rosenberg does not receive compensation for serving on our board due to his affiliation with Novartis.
CORPORATE GOVERNANCE
Our board of directors strongly believes that good corporate governance policies and practices are important to ensure that Idenix is managed for the overall long-term benefit of our stockholders. We routinely review and update our corporate governance policies and practices that we believe will promote a high level of performance from our board of directors, officers and employees. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Policy on Business Conduct and Ethics are available on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”. Alternatively, you can request a copy of any of these documents by writing to Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.
Corporate Governance Guidelines
Our board has adopted Corporate Governance Guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Idenix and our stockholders. These guidelines provide a framework for the conduct of the board’s business and includes guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors, and management evaluation and succession.
Director Independence
Relationship with Novartis. Under the terms of the stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 30% of our voting stock, and to nominate for election as a director at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock. Messrs. Pelzer and Rosenberg are the two Novartis designees currently serving on our board.
We have also agreed, for so long as one or more Novartis designees serve on our board of directors, to permit Novartis-designated directors to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case the Novartis designee is entitled to serve on our board committees as a non-voting observer.

Board of Directors. Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of the following five directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined in the NASDAQ rules: Charles W. Cramb, Wayne T. Hockmeyer, Thomas R. Hodgson, Tamar D. Howson and Denise Pollard-Knight. Steven Projan, a Novartis designee, and Jean-Pierre Sommadossi, our former chairman and chief executive officer, ceased to serve as directors during 2010. Neither Dr. Projan nor Dr. Sommadossi was an “independent director” under applicable NASDAQ rules.
Committees. Our Audit Committee is composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with one Novartis-designated director, Anthony Rosenberg, who is not independent, serving as a non-voting observer. Our Compensation Committee is composed of independent directors with one Novartis-designated director, who is not independent, Robert Pelzer, serving as a non-voting observer. Our Nominating and Corporate Governance Committee is composed of independent directors with one Novartis-designated director, who is not independent, Robert Pelzer, serving as a non-voting observer.
Meetings of Independent Directors
Our Corporate Governance Guidelines require that our independent directors regularly meet without management being present. On an as needed basis, the independent directors meet in executive session without management.
Director Attendance at Annual Meetings of Stockholders
Our Corporate Governance Guidelines provide that it is the responsibility of all of our directors to attend our annual meetings of stockholders. All directors serving on our board as of the 2010 annual meeting of stockholders attended that meeting.
Board of Directors
Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of the management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to our books, records and reports and independent advisors. Members of our management frequently interact with and are at all times available to our directors.
Our board of directors met seven times during fiscal 2010, one meeting of which was a board meeting of our non-employee directors only. Our board also acted by written consent six times during fiscal 2010. During fiscal 2010, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.
Board Leadership Structure
At the current time, we do not have a chairman of the board. Since October 2010, Mr. Hodgson, as our lead director chairs all meetings of our board of directors. Our board of directors has determined that a chairman of the board is not necessary at this time and is consistent with good corporate governance for the following reasons:
•	oversight of our company is the responsibility of our board as a whole, and this responsibility can be properly discharged without an independent chairman.
•	our lead director provides similar benefits to those associated with an independent chairman.

Mr. Hodgson is an independent director within the meaning of NASDAQ rules. His duties as lead director include the following:
•	chairing meetings of the independent directors in executive session.
•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.
•	facilitating communications between other members of our board and our chairman and chief executive officer.
•	working with our president and chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board.
•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board.
•	consulting with our president and chief executive officer on matters relating to corporate governance and board performance.
Our board believes that our current leadership structure is appropriate because our lead director is able to provide independent leadership and management oversight and our chief executive officer is able to focus on both day-to-day business and strategy development, meet with investors and convey the management perspective to other directors. Our board of directors intends to periodically review the board leadership structure and, if in its judgment it deems appropriate, to make any necessary changes to such structure.
Committees of Our Board of Directors
Our board of directors has the following three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each of these committees acts under the terms of a written charter approved by our board of directors. Copies of the committees’ charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”.
•	The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements relating to finance and financial reporting matters and understanding of our accounting and financial reporting processes. The Audit Committee also assists the board of directors in overseeing and monitoring our compliance with the legal and regulatory requirements applicable to our business operations. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors has determined that Charles W. Cramb, the chair of the Audit Committee, is a financial expert under applicable SEC rules. The Audit Committee met nine times in fiscal 2010.
•	The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development, recommends for approval by the board of directors the compensation of our chairman and chief executive officer and our non-employee directors, establishes annually the compensation of our other officers, effects the engagement of, and terms of employment agreements and arrangement with, and the termination of all our officers and administers our equity incentive plans. The Compensation Committee met five times and acted by written consent once in fiscal 2010. The process and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis”.
•	The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying and recommending qualified individuals to become members of our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning. The Nominating and Corporate Governance Committee met three times and acted by written consent twice in fiscal 2010.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors are entitled to receive copies of each committee’s agendas and minutes.
None of the members of any committee of our board of directors is or has been an officer of Idenix. Messrs. Pelzer and Rosenberg are employees of Novartis or its affiliates. The current members of the committees of our board of directors are set forth in the following table:

Nominating and Corporate
Audit Committee(1)	Compensation Committee(2)	Governance Committee(2)

Charles W. Cramb (Chair)	Wayne T. Hockmeyer (Chair)	Wayne T. Hockmeyer (Chair)
Tamar Howson(3)	Charles W. Cramb	Denise Pollard-Knight
Denise Pollard-Knight	Thomas Hodgson(4)

(1)	Mr. Rosenberg is a non-voting observer of the Audit Committee. Mr. Pelzer had served on the Audit Committee as a non-voting observer until Mr. Rosenberg joined the Audit Committee as a non-voting observer.

(2)	Mr. Pelzer is a non-voting observer of the Compensation Committee and the Nominating and Corporate Governance Committee.

(3)	Ms. Howson joined the Audit Committee in June 2010. Prior to that, Mr. Hodgson served on the Audit Committee.

(4)	Mr. Hodgson joined the Compensation Committee in June 2010.
Information About Our Nominating Process
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders, and recommending such qualified individuals to our board of directors.
The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, an assessment of such candidates’ qualifications vis-à-vis our director qualification standards described below, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.
Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy statement and our proxy card for the stockholder meeting at which such nominee’s election is recommended.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2012 Annual Meeting.” Director candidates nominated in accordance with the procedures set forth under the first paragraph of such section will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.
At the annual meeting, stockholders will be asked to consider the election of the eight director nominees described in Proposal 1. Each of these nominees has been nominated for election by the Nominating and Corporate Governance Committee.
Director Qualification Standards
Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment.
Our corporate governance guidelines specify that the value of diversity on the board should be considered in the director identification and nomination process. We endeavor to have a board of directors possessing strategic and policy-making experience and skills in business, healthcare, drug development, strategic collaborations, science and technology and the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in the charter of the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Nominating and Corporate Governance Committee believe that it is essential that our board members represent diverse viewpoints. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits or mandatory retirement ages on directors’ service are appropriate since such term limits or mandatory retirement age could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.
At the annual meeting, stockholders will be asked for the first time to consider the election of Ronald C. Renaud, Jr. as a director. Mr. Renaud, our president and chief executive officer, was elected as a director in October 2010.
Communicating with the Board of Directors
We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters.

Written communications from our stockholders and employees may be sent to: Idenix Pharmaceuticals, Inc., Audit Committee Chair, 60 Hampshire Street, Cambridge, Massachusetts 02139.
Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.
Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties. In general, communications relating to corporate governance and corporate strategy are more likely to be reviewed by our board than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.
Policy on Business Conduct and Ethics
Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Idenix Policy on Business Conduct and Ethics” and we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our policy. No waivers from any provision of our policy have been granted.
Oversight of Risk
We face a number of risks in our business, including risks related to pre-clinical and clinical research and development, regulatory reviews, approvals and oversight, intellectual property filings, prosecution, maintenance and challenges, the establishment and maintenance of strategic alliances, competition, the ability to access additional funding for our business, as well as other risks. Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our board and its committees fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.
Our corporate governance guidelines specify that our directors have an obligation to become and remain informed about the risks and problems that affect our business and prospects. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, including pre-clinical and clinical research and development, regulatory reviews, approvals and oversight, intellectual property development and protection. Our Audit Committee has the responsibility to review with management Idenix’s (i) system of internal controls and policies relating to the assessment of risk; (ii) policies with respect to risk assessment, risk management, our major financial and operational risk exposures, and (iii) the steps that management has taken to monitor and control such exposures, including a review of our insurance program. The Audit Committee also has the responsibility to oversee our compliance programs and monitor its performance by periodically reviewing significant compliance risk areas related to our business and the steps management has taken to monitor, control and report such compliance risk exposures. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices. Finally, our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full board discuss particular risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Table
The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2011 by:
•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our directors, including our chief executive officer;
•	each of the other executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below; and
•	all of our current executive officers and directors as a group.
Unless otherwise indicated, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.

			Shares of
	Shares of		Common Stock		Percentage of
	Common Stock		Issuable Under		Common Stock
Name and Address of Beneficial Owner (1)	Beneficially Owned (2)		Stock Options (2)		Outstanding (3)
5% Stockholders
Novartis AG	31,399,477	(4)	—		43%
Columbia Wagner Asset Management, LLC	4,478,037	(5)	—		6.1%
Jean-Pierre Sommadossi	2,168,569	(6)	2,336,113	(7)	6.0%
Directors
Ronald C. Renaud, Jr.	15,000		500,000		*
Charles W. Cramb	7,200		158,333		*
Wayne T. Hockmeyer	41,708		118,333		*
Thomas R. Hodgson	92,324		118,333		*
Tamar D. Howson	—		5,208
Robert E. Pelzer (8)	—		—		—
Denise Pollard-Knight	—		98,333		*
Anthony Rosenberg (9)	—		—		*
Other Executive Officers
Daniella Beckman	—		20,688		*
Douglas Mayers	30,000	(10)	244,167		*
Maria Stahl	—		31,667		*
David Standring	67,575	(11)	228,542		*
John Weidenbruch	35,000		—	(12)	*
All current directors and executive officers as a group (12 persons)	255,107		1,741,520		2.7%

*	Less than 1% of the shares of total common stock outstanding as of April 1, 2011.

(1)	The address of Novartis AG is Lichtstrasse 35 CH-4002 Basel, Switzerland. The address of Columbia Wagner Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. The address of Dr. Sommadossi is Avery Street, Boston, MA 02111. The address of all of our executive officers and directors is c/o Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after April 1, 2011 are deemed outstanding and are included for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	On April 1, 2011, there were 73,144,813 shares of our common stock outstanding.

(4)	Consists of 31,399,477 shares held by Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D/A filed with the SEC on June 18, 2010 jointly by Novartis AG and Novartis Pharma AG and subsequent Forms 4 filed with the SEC by such entities on August 13, 2010, November 26, 2010 and February 25, 2011.

(5)	Consists of 4,478,037 shares held by Columbia Wagner Asset Management, LLC or Columbia Acorn Trust. This information is based solely on information set forth in a Schedule 13G filed by such entities on February 10, 2011.

(6)	Consists of 2,168,569 shares owned by Jean-Pierre Sommadossi. Does not include 161,185 shares of Common Stock held by the JPS 1998 Irrevocable Trust. This information is based solely on information set forth in a Schedule 13D filed with the SEC by Dr. Sommadossi on February 10, 2011.

(7)	Dr. Sommadossi ceased to be an officer of Idenix in October 2010. All options held by Dr. Sommadossi accelerated and became immediately exercisable on October 31, 2010 in connection with his termination of employment.

(8)	Mr. Pelzer serves as president of Novartis Corporation, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(9)	Mr. Rosenberg serves as global head of business development and licensing of Novartis Pharma AG and does not have sole or shared voting or dispositive power over shares held by Novartis.

(10)	Consists of 30,000 shares held by Dr. Mayers’ spouse.

(11)	Includes 200 shares held by Dr. Standring’s spouse.

(12)	Mr. Weidenbruch ceased to be an officer of Idenix as of August 31, 2010 and all of his options terminated on or prior to April 1, 2011.
Executive Officers
The following table sets forth information relating to the individuals who serve as executive officers as of April 1, 2011:

Name	Age	Position

Ronald C. Renaud, Jr.	42	President and Chief Executive Officer and Director

Daniella Beckman	32	Interim Chief Financial Officer and Treasurer

Paul J. Fanning	53	Senior Vice President, Human Resources

Douglas Mayers, M.D.	57	Executive Vice President, Clinical Development and Chief Medical Officer

Maria D. Stahl	40	Senior Vice President, General Counsel and Secretary

David N. Standring, Ph.D.	60	Executive Vice President and Chief Scientific Officer

Ronald C. Renaud, Jr. has served as our Mr. Renaud has served as our president and chief executive officer and a director since October 2010. Prior to that Mr. Renaud served as our chief financial officer and treasurer since June 2007 and as our chief business officer since June 2010. Prior to joining Idenix in 2007, Mr. Renaud served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company, from February 2006 to May 2007. Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California.
Daniella Beckman has served as our interim chief financial officer and treasurer since October 2010. Prior to that, Ms. Beckman served as our corporate controller from March 2008 to October 2010. From March 2006 to March 2008, Ms. Beckman held positions at Coley Pharmaceutical Group, most recently as corporate controller. Prior to Coley, Ms. Beckman held positions at Biogen Idec from September 2004 through March 2006 as well as PricewaterhouseCoopers from September 2000 through 2004. Ms. Beckman holds a B.A. from Boston University. She is also a Certified Public Accountant, or CPA.
Paul J. Fanning has served as our senior vice president, human resources since December 2007 and as our vice president, human resources from March 2004 to December 2007. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.
Douglas Mayers, M.D. has served as our executive vice president and chief medical officer since January 2007. Prior to joining Idenix, from May 2001 until January 2007, Dr. Mayers was with Boehringer Ingelheim Pharmaceuticals, Inc., (Boehringer Ingelheim) where he served as vice president, therapeutic area of virology and was responsible for the strategic coordination of all HIV and hepatitis clinical trials in phases I through IV. Prior to joining Boehringer Ingelheim, Dr. Mayers conducted clinical trials in HIV research during his seventeen years in the United States Navy and his subsequent three years as the head of infectious diseases with Henry Ford Hospital. Dr. Mayers completed his M.D. at the University of Pennsylvania.
Maria D. Stahl has served as our senior vice president, general counsel and secretary since October 2010. Ms. Stahl served as our vice president, associate general counsel from February 2008 to November 2009 and as assistant general counsel from February 2007 to February 2008. Prior to rejoining Idenix, Ms. Stahl served as general counsel of Zipcar, Inc., a car sharing company, from November 2009 to October 2010. From February 2005 to February 2007, Ms. Stahl served as vice president, corporate counsel of Capital Crossing Bank. Prior to that, Ms. Stahl was at Wilmer, Cutler, Pickering Hale and Dorr LLP from 1997 to 2005. Ms. Stahl has a B.A. from Providence College and a juris doctorate from Yale Law School.
David N. Standring, Ph.D. has served as our executive vice president and chief scientific officer since February 2011. Previously, Dr. Standring served as our executive vice president, biology from December 2007 to February 2011, as senior vice president, biology from March 2006 to December 2007, as vice president, biology from March 2002 to March 2006 and as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, from February 1998 to July 2000, Dr. Standring served as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring was on the faculty of the University of California at San Francisco. Dr. Standring holds a B.A. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.
Each of our executive officers is elected or appointed by, and serves at the discretion of, the board of directors. In addition, until such time as Novartis and its affiliates own less than 30% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer. Each of our executive officers devotes his or her full time to our affairs.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We have designed our executive compensation plan to support our business goals and promote the long term growth of the company. Specifically, our compensation plan is designed to promote the achievement of key strategic and financial performance measures by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.
Total compensation of each executive officer varies with overall attainment of corporate objectives as well as the performance of individual goals and objectives. The total compensation for each of our executive officers is benchmarked against the total compensation of executive officers in comparable positions at a peer group of companies of similar size and market capitalization in the biotechnology sector, with a goal of compensating our executives appropriately and competitively. A substantial portion of total compensation for our executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress and other operational and financial measures.
We provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, which we believe helps to retain our executives and to align their interests with those of our shareholders by allowing our executives to participate in the longer term success of Idenix. Our executive compensation program is structured to reflect the performance of our company overall by linking pay both to individual performance and to the achievement of pre-determined corporate objectives and goals. We believe that executive compensation should help to attract, retain and motivate those executives we depend on for our current and future success.
The corporate performance did not meet expectations this past year as the company did not achieve the pre-determined objectives and goals for 2010. The major reason for this was the clinical hold imposed by the United States Food & Drug Administration, or FDA, in September 2010 on two of our drug candidates, IDX 184 and IDX 320, following observed toxicity in a drug-drug interaction study. The impact of the clinical hold was a key item considered during the review of corporate performance and critical to compensation decisions. This and other considerations are discussed in greater detail below.
Overview of Our Philosophy and Procedures for Determining Executive Compensation
The Compensation Committee of our board of directors has primary responsibility to assist the board in designing, implementing and maintaining compensation programs for our executive officers, including the oversight of the administration of our stock option plans. The responsibilities of the Compensation Committee, are set forth in detail in the Compensation Committee charter and which can be found on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”. These responsibilities include:
•	determining the type and level of compensation for executive officers;
•	recommending to the board of directors the type and level of compensation for the chief executive officer;
•	recommending to the board of directors the compensation payable to non-employee directors; and
•	oversight of the administration of our stock option plan.
The Compensation Committee seeks to ensure that the executive compensation programs contain an appropriate amount of compensation that is at risk for each of our executive officers and subject to the achievement of critical business objectives.

To help evaluate the appropriate levels of compensation with respect to each component of our compensation program, the Compensation Committee annually reviews the compensation level of our named executive officers and other key executives against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In recent years, including fiscal 2010, the Compensation Committee retained Towers Watson (formerly known as Towers Perrin), an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program. Towers Watson provides the Compensation Committee with relevant market data regarding executive compensation. The Compensation Committee uses this market data as a guide against which the Compensation Committee evaluates the compensation of each of the executive officers, including the named executive officers, in light of the executive’s scope of responsibility and expertise. Towers Watson provides consulting activities on behalf of the Compensation Committee and does not provide consulting or additional services for Idenix management.
Towers Watson generally provides the following:
•	compensation survey data to the Compensation Committee for purposes of benchmarking or comparing each compensation component within our executive compensation program — namely base salary, cash incentive programs, equity programs and benefits — to a group of other publicly traded companies engaged in the discovery and development of drug products. The peer group is based on the similarity of their revenue size, market capitalization headcount and research and development expenditures;
•	assistance to interpret various sets of compensation data;
•	its own views on our compensation policies in general, compensation packages for each of our executives and the competitiveness and effectiveness of our executive officer compensation levels; and
•	assistance in the selection of our peer group companies.
In gathering competitive market compensation data, Towers Watson generally utilizes two primary sources:
•	published compensation surveys for biotechnology and pharmaceutical companies; and
•	proxy information of selected peer organizations.
In fiscal 2010, Towers Watson utilized the Radford Global Life Sciences survey and comparable executive compensation information published in publicly available proxy statements from the peer group organizations set forth below to develop the competitive benchmark analysis. In addition, Towers Watson considered the overall economic environment and trends within the biopharmaceutical industry when making their observations and recommendations. Towers Watson presented its findings and observations in a written report to the Compensation Committee prior to the Compensation Committee making any determination or recommendation regarding the compensation of the executive officers.
In fiscal 2010, the Compensation Committee established total compensation targets for the executive officers using the Radford Global Life Sciences survey and the proxy information of a peer group comprised of 15 companies. The Compensation Committee reviews and approves the list of peer companies each year. Our current peer group consists of the following:
•	Ardea Biosciences, Inc.,
•	Arena Pharmaceuticals Inc.,
•	ARIAD Pharmaceuticals Inc.,
•	Array BioPharma Inc.,
•	BioCryst Pharmaceuticals, Inc.,
•	Cytokinetics Inc.,

•	Dyax Corp.,

•	Inspire Pharmaceuticals Inc.,
•	InterMune Inc.,
•	Lexicon Pharmaceuticals Inc.,
•	Maxygen Inc.,
•	Neurocrine Biosciences Inc.,
•	Pharmasset Inc.,
•	Rigel Pharmaceuticals Inc., and
•	Theravance Inc.
The Compensation Committee’s philosophy is to target our executive officers’ compensation at a competitive rate, generally between the 50th and the 75th percentiles for total annual compensation, using the Towers Watson benchmark data to provide analysis and specific information with respect to the peer group discussed above, as well as the Radford Global Life Sciences survey. Benchmarking and aligning base salaries is critical to the compensation program since other elements of our compensation are affected by changes in base salary. For example, payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary. Adjustments to the base salary in any year are made based on comparisons to the survey data noted above and evaluation of the executive’s level of responsibility and experience as well as company-wide performance.
Our executives are eligible to participate in our annual cash performance incentive plan, which is an annual variable cash pay plan offered to all our employees. The payouts for executives are paid when pre-determined individual and corporate goals are met.
Our executives are also eligible to participate in long-term incentives through stock option grants, with the potential to benefit if shareholder value is increased as a result of increases in our stock price from the dates of such stock option grants.
In addition to reviewing the compensation of the named executive officers against the comparative data developed by Towers Watson, the Compensation Committee also considers benchmarking data as well as recommendations from our chief executive officer regarding compensation for all other personnel holding the position of vice president or higher. With respect to our chief executive officer, the Compensation Committee recommends his target cash performance incentive and target equity amounts to our board for approval. The Compensation Committee’s recommendation is based upon several factors, including the benchmarking of our chief executive officer’s compensation against comparative data prepared by Towers Watson and, as more fully discussed below, achievement of corporate goals and objectives for the year.
Lastly, the Compensation Committee reviews a comprehensive analysis of all elements of each named executive officer’s compensation, including any amounts payable under severance or change-in-control arrangements under post-employment scenarios. This review also analyzes how changes in any element of compensation could impact other elements, particularly severance or change-in-control benefits, if applicable to the executive. Such analysis has become a key component in the Compensation Committee’s review of an executive’s compensation as the analysis allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components.
Review of Management’s Actual Performance Compared to Pre-Determined Goals
In the first quarter of each fiscal year, corporate and individual goals for the year are drafted by the chief executive officer and the other executive officers. These goals are weighted by relative importance to Idenix’s success. The corporate goals are presented to the Compensation Committee, which actively engages in the process of setting and finalizing the objectives for review and recommendation to the full board of directors. The corporate goals and their respective weightings are finalized and approved by the board of directors. The extent to which corporate and individual goals are achieved is used in determining annual cash incentive payments and is considered in determining equity awards for our executives. Individual goals are drafted by each executive officer and approved by the chief executive officer. The chief executive officer’s individual goals are the corporate goals due to the unique nature of his position.

Upon completion of the fiscal year, the chief executive officer evaluates the performance of each executive officer (other than himself) and assigns a proposed rating to such officer based upon his or her achievement of the corporate and individual goals. The chief executive officer presents a summary recommendation to the Compensation Committee of the performance evaluations and ratings along with compensation recommendations for the executive officers. The Compensation Committee reviews these recommended evaluations and ratings based on performance against the corporate goals, as further described below, and decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer. In determining the actual success of the executive’s performance in any year, including fiscal 2010, the Compensation Committee considers the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered and whether the stated objectives were actually met.
In addition, the Compensation Committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and compare his compensation to third party compensation benchmark data prepared by Towers Watson. The Compensation Committee provides recommendations regarding compensation for the chief executive officer to our board of directors. Our board of directors reviews and approves any changes in our chief executive officer’s compensation by the end of the first quarter of the fiscal year.
No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.
In the first quarter of each fiscal year, the Compensation Committee evaluates the company’s actual performance for the prior year against the predetermined corporate objectives to determine the amount of funding for the total cash incentive pool for all employees, as discussed more fully below. For fiscal 2010, a rating scale of 1.0 to 3.0 is used to evaluate each corporate objective. A rating above 2.0 is given for exceeding the targeted objective, a rating of 2.0 indicates the objective was achieved and a rating of below 2.0 indicates the objective was not fully achieved. The Compensation Committee evaluates each objective, generally establishes a rating for each and then determines an overall corporate rating based on the weighting of the objectives and the extent to which they were achieved. The determination of the corporate rating, while based primarily on the numerical rating for each objective and the relative weight assigned to each objective, also reflects a subjective analysis by the Compensation Committee. A corporate rating of 2.0 typically results in the funding of 100% of the aggregate target cash incentive bonus pool. A corporate rating of 2.0 will equate to meeting the target bonus at 100%, while a rating higher than 2.0 will typically equate to a payment greater than the target amount, and a rating below 2.0 will typically equate to a payment less than the target amount. The rating scale of our corporate goals for 2011 and beyond will be revised to mirror the performance category and bonus payout potential discussed in greater detail below.
For fiscal 2010, overall corporate goals were not met and as a result the overall corporate rating was below 1.75. The Compensation Committee determined that the bonus pool should be aligned with the overall corporate rating, with any bonus pool to be significantly below target. The Compensation Committee determined in its discretion to approve a total cash incentive pool of 35% of target bonus. In making its determination, the Compensation Committee recognized several key accomplishments during the last quarter of fiscal 2010 that were not included in the corporate objectives initially approved. Specifically, the Committee acknowledged the detailed response prepared for the FDA relating to the clinical hold on two of our drug candidates. In their review of the submission, the Committee considered the timeliness of the submission and, more importantly, the scientific quality of the response. The Committee also acknowledged that the response was prepared during a major transition period in the leadership of the company.

Once the overall corporate rating is used to determine the aggregate cash incentive pool for all employees, each executive officer is given a rating of “Outstanding Performer,” “Strong Performer,” or “Performer Needing Improvement.” These performance categories are then used to determine the percentage of individual cash incentive amounts for which each executive officer is eligible to receive. The bonus payout potential for each performance category is as follows:

Performance Category	Bonus Payout Potential
Outstanding Performer	100-200% of Bonus Target
Strong Performer	70-110% of Bonus Target
Performer Needing Improvement	Less than 70% of Bonus Target
An executive officer’s actual bonus payout is determined by multiplying his or her target by the percentage of the total cash incentive pool and then multiplying that amount by his or her bonus payout percentage. Set forth below are some examples of the calculation of individual cash incentive amounts for each performance category:

		Aggregate
		Corporate
		Incentive Pool for	Bonus Payout	Total Individual
Performance Category	Bonus Target	Fiscal 2010	Percentage	Cash Incentive
Outstanding Performer	$50,000	35%	110%	$19,250 ($50,000 x 0.35 x 1.10)
Strong Performer	$50,000	35%	80%	$14,000 ($50,000 x 0.35 x 0.80)
Performer Needing Improvement	$50,000	35%	50%	$8,750 ($50,000 x 0.35 x 0.50)
Other than the chief executive officer, a blending of the achievement of individual and corporate goals will determine actual bonus payout. The chief executive officer’s bonus payout is based solely on the corporate rating.
2010 Corporate Objectives
For fiscal 2010, the following represents a summary of our five major corporate categories and goals, achievements and respective relative weightings:
1.	IDX184: a drug candidate for the treatment of hepatitis C virus, or HCV, which accounted for 25% of our overall corporate goals
Goal: Entering into a partnership arrangement for this drug candidate.
Achievement: We did not enter into a partnership arrangement due to the fact that this drug candidate was put on clinical hold by the United States Food & Drug Administration, or FDA, in September 2010 following observed toxicity in a drug-drug interaction study with IDX320, our protease inhibitor drug candidate.
Goal: Successfully completing a Phase IIa 14-day triple combination study of IDX184 with standard of care.
Achievement: We completed the triple combination study of IDX184 in July 2010.
2.	IDX375: an HCV non-nucleoside HCV polymerase program, which accounted for 20% of our overall corporate goals
Goal: Completing a healthy volunteer study in healthy volunteers for IDX375 free acid.
Achievement: We completed this study during the third quarter of fiscal 2010.
Goal: Completing a three-day proof-of-concept study of IDX375 in treatment-naïve genotype 1-infected patients.

Achievement: We completed this study during the fourth quarter of fiscal 2010.
3.	IDX320: a protease inhibitor program, which accounted for 20% of our overall corporate goals
Goal: Completing a dose escalation study of IDX320 in healthy volunteers.
Achievement: We completed the dose escalation study of IDX320 in healthy volunteers in the second quarter of fiscal 2010.
Goal: Initiating a 28-day study of IDX320 with standard of care in hepatitis infected patients.
Achievement: We did not initiate this study due to the fact that IDX320 was placed on clinical hold by the FDA following observed toxicity in the drug-drug interaction study with IDX184.
4.	Discovery: Our discovery program, pursuant to which we seek to identify and begin early stage research and development of potential clinical candidates, accounted for 15% of our overall corporate goals
Goal: Selecting suitable NS5A drug candidates for initiating toxicology and pharmacology studies in order to allow for an investigational new drug application, or IND, with the FDA, or clinical trial application, or CTA, with the appropriate regulatory agency outside the United States, to be filed with the appropriate regulatory agency for an NS5A inhibitor.
Achievement: Two lead NS5A candidates, IDX719 and IDX380, have been selected for IND/CTA enabling studies.
5.	General Operations: accounted for 20% of our overall corporate goals
Goal: Objectives relating to general operations of the company, including budget control, forecasting and financial reporting.
Achievement: All objectives were achieved in the budget and financial reporting area.
Goal: Raise sufficient funds to enable the company to operate beyond 2011.
Achievement: We raised $26.3 million in net proceeds and we managed our cash burn to enable the company to operate beyond 2011.
Components of Our Executive Compensation Program
The primary elements of our executive compensation program are:
•	base salary;
•	annual cash performance incentive;
•	cash signing bonus;
•	stock option awards;
•	benefits; and
•	severance and change-in-control payments.
We do not have a formal process for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation, but, as discussed above, we do analyze peer group data and related third party information. The Compensation Committee, after reviewing information provided by Towers Watson, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary
We use base salary to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executives. When establishing base salaries for fiscal 2010, the Compensation Committee considered the level of an individual’s responsibility and experience, and reviewed both comparable positions in the market and the market demand for such executive’s skill sets at the time of hire. Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals, subject to minimum salary requirements set forth in applicable employment agreements. Salaries for individual executive officers are compared to peer group companies based on the surveys and proxy statement information described above. Base salaries may also be adjusted to maintain market competitiveness, as compared to our peers.
In the case of Ronald Renaud, our president and chief executive officer, Douglas Mayers, our executive vice president, clinical development and chief medical officer, David Standring, our executive vice president and chief scientific officer and Maria Stahl, our senior vice president and general counsel, the minimum base salary is mandated by our written employment arrangements with those executives. Increases in base salary, if any, generally take effect in February or March of each year.
For 2011, the Compensation Committee determined that base salaries for certain executive officers would be increased. The Compensation Committee determined that the annual base salary of Daniella Beckman, our interim chief financial officer and treasurer would be increased from $154,000 to $185,000 in recognition of the responsibilities and duties Ms. Beckman has assumed in her current role. The Compensation Committee determined that Dr. Mayers annual base salary would be increased from $330,000 to $350,000 in consideration of the fact that Dr. Mayers’ annual base salary has remained the same since 2008 and as a result of information provided by Towers Watson to the Compensation Committee regarding the annual base salaries of similar positions of companies in our peer group. Dr. Standring’s annual base salary was increased from $270,000 to $325,000 in recognition of responsibilities he has assumed in his new role as chief scientific officer. The Compensation Committee determined that Ms. Stahl’s annual base salary would not be increased in 2011 given the fact that she rejoined the company in October 2010.
For 2011, our board of directors determined, following a recommendation by the Compensation Committee, that our chief executive officer’s base salary be increased from $450,000 to $485,000 based upon market data provided by Towers Watson to the Compensation Committee. No information is provided for Dr. Sommadossi, our former chairman and chief executive officer, who ceased to be an executive officer of the company in October  2010 or for Mr. Weidenbruch, our former executive vice president and general counsel, who ceased to be an officer of the company on August 31, 2010.

Named Executive Officer	Title	2010 Salary	2011 Salary

Ronald C. Renaud, Jr.	President and Chief Executive Officer	$450,000	$485,000

Daniella Beckman	Interim Chief Financial Officer and Treasurer	$154,000	$185,000

Douglas Mayers	Executive Vice President, Clinical Development, and Chief Medical Officer	$330,000	$350,000

David Standring	Executive Vice President and Chief Scientific Officer	$270,000	$325,000

Maria Stahl	Senior Vice President and General Counsel	$300,000	$300,000

Annual Cash Performance Incentive
We have an annual cash performance incentive plan for our executives, as discussed above. The annual cash performance incentive is intended to compensate for the direct contribution made by the executive to the achievement of company strategic, operational and financial goals through individual effort and achievement. Amounts payable under the annual cash performance incentive plan are calculated as a percentage of the executive’s base salary. A target annual incentive amount is established at the beginning of each year. The plan allows for awards ranging from 0% to 200% of the cash target amount. Other than for Mr. Renaud, the actual cash performance incentive award for an executive officer is determined according to the named executive officer’s level of achievement and performance category against the corporate objective and such executive’s individual objectives. Due to the expectations uniquely associated with his position as president and chief executive officer, Mr. Renaud’s cash incentive award is based solely on the achievement of corporate goals and objectives.
According to the compensation bonus plan approved by the Compensation Committee and the board of directors, the overall corporate rating was below 1.75 and therefore did not equate to the payment of any bonus for fiscal 2010. The Compensation Committee determined in its subjective discretion, however, to fund 35% of the total cash incentive pool available for all employees, including the named executive officers. Each named executive officer’s performance was evaluated against the corporate performance discussed above and his or her level of achievement against his or her individual pre-determined objectives and categorized as “Outstanding Performer,” “Strong Performer,” or “Performer Needing Improvement.” Following this analysis, no named executive officer received above 35% of his or her target bonus.
Mr. Renaud’s overall rating was weighted based on the achievement of the corporate goals. Mr. Renaud received 35% of his target bonus based on the company’s overall achievement of corporate goals and objectives.
Ms. Beckman’s overall rating was associated with the general and financial operations of the company and an assessment of her new duties as interim chief financial officer and treasurer. Ms. Beckman received a cash performance incentive at 35% of her target based on these accomplishments.
Dr. Mayers’ overall rating was weighted based on the achievement of goals associated with the clinical development of our compounds IDX184, IDX320 and IDX375 and individual goals in support of other programs. Dr. Mayers’ cash performance incentive was slightly below 35% of his target because not all clinical development goals pertaining to his department were fully realized in fiscal 2010 as a result of the FDA placing IDX184 and IDX320 on clinical hold.
Dr. Standring’s overall rating was weighted based on the achievement of goals associated with IDX184, IDX375, IDX320 and our discovery program, with individual goals associated with his recent promotion to chief scientific officer. Dr. Standring’s cash performance incentive was 35% of his target due to his contributions to the corporate goals and the recognition of responsibilities he undertook in the last quarter of fiscal 2010.
Ms. Stahl’s overall rating was weighted based on both the achievement of corporate goals associated with general operations and her individual goals. Ms. Stahl’s cash performance incentive was slightly below 35% of her target due to the fact that certain corporate objectives were delayed during fiscal 2010 and also pro rated to reflect the fact that Ms. Stahl rejoined the company in October 2010.
No information is provided for Dr. Sommadossi, our former chairman and chief executive officer, who ceased to be an executive officer of the company in October 2010 or for Mr. Weidenbruch, our former executive vice president and general counsel, who ceased to be an officer of the company on August 31, 2010.

The targeted cash performance incentive awards set in February 2010, along with actual amounts paid in 2011 for performance in fiscal 2010, for our named executive officers is set forth in the following table:

		2010 Targeted	Actual
		Cash Performance	Performance	Actual Cash
		Incentive As a	Incentive As a	Performance
Named Executive		Percentage of Base	Percentage of Base	Incentive Paid for
Officer	Title	Salary	Salary for 2010	2010
Ronald C. Renaud, Jr.	President and Chief Executive Officer	60%	14.9%	$66,850
Daniella Beckman	Interim Chief Financial Officer and Treasurer	20%	7.8%	$12,128
Douglas Mayers	Executive Vice President, Clinical Development, and Chief Medical Officer	50%	15.8%	$51,975
David Standring	Executive Vice President and Chief Scientific Officer	40%	14%	$37,800
Maria Stahl	Senior Vice President and General Counsel	35%	3%*	$8,269

*	Ms. Stahl rejoined Idenix in October 2010 and therefore her bonus was prorated.
The incentive awards set forth in the table above were paid to the named executive officers in March 2011. Furthermore, in reviewing current bonus targets for the named executive officers compared to our peer group, the Compensation Committee determined that Dr. Standring’s bonus target should be increased to 50% of base salary for the fiscal year ending December 31, 2011. The bonus targets for the other executive officers remain at the same level for 2011.
Cash Signing Bonuses
In certain circumstances, we provide cash signing bonuses in order to attract highly qualified talent. Whether a signing bonus is paid and the amount thereof, is determined on a case-by-case basis based on the specific circumstances surrounding the hiring of a new executive officer. We will consider paying signing bonuses to compensate an executive for amounts that may be forfeited when the executive leaves a previous employer, or to create additional incentive for executives to join our company in a position where there is high market demand. In October 2010, Ms. Stahl received a $70,000 cash signing bonus when she rejoined the company.
Stock Options
Our stock option program is the primary vehicle for offering long-term incentives to our executives, although the Compensation Committee has the authority to award other forms of equity-based compensation under our stock incentive plan. We believe that stock option grants provide our executives with a strong link to our long-term performance and create an ownership culture that helps align the interests of our executives and shareholders. In addition, the vesting feature of our stock option grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. The Compensation Committee and the board closely oversee the annual “burn rate” or stock utilization rate under our stock option program to ensure that it is appropriate in proportion to the overall corporate stock option plan. We use the term “burn rate” to mean, and burn rate is generally defined as, the total number of shares subject to all equity awards granted during the fiscal year divided by the total number of shares outstanding plus the shares available for grant under our stock incentive plans at the end of the fiscal year. Our burn rate was approximately 2.4% from fiscal year 2007 through the end of fiscal 2010, which is within the industry guidelines established by Risk Metrics, Inc., and is below the median of our peer group.
The annual target equity awards for named executive officers are set forth in such officer’s respective employment agreement, each of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010. The Compensation Committee reviews these targets, and if necessary, makes any appropriate adjustments each year as part of the annual review process. The executive officers are awarded stock options with an exercise price equal to the fair market value of Idenix common stock on the date of the grant. For executive officers other than our chief executive officer, the Compensation Committee approves such grants of options. The stock options awarded to our chief executive officer are approved by our board of directors. All stock options granted to our executive officers vest monthly over a four-year period.

Stock Option Grant Practices
Annual Stock Option Awards
Executive officers are eligible for an annual stock option grant which is also a key part of our overall compensation program. As noted above, we provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, because we believe these stock option grants help retain our executives and align their interests with those of our shareholders by allowing our executives to participate in the longer term success of Idenix. In considering annual stock option awards for our executives, the Compensation Committee conducts a review of all components of the executive’s compensation to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives.
Stock awards to our executives are typically granted annually in conjunction with the review of individual performance. This review takes place at a regularly scheduled meeting of the Compensation Committee held during the first quarter of the fiscal year. From time to time stock awards are made at other times during the year. During this review, the chief executive officer provides stock option award and target recommendations for the executive officers to the Compensation Committee. The Compensation Committee reviews the recommendations and is ultimately responsible for approval of all option grants and target amounts to executive officers, other than to our chief executive officer. Stock option grants and target amounts regarding our chief executive officer are recommended by the Compensation Committee for approval by our board of directors.
Determination of Stock Option Exercise Prices
Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date. Idenix has not re-priced stock options or granted any options below fair market value on the grant date. Idenix will not re-price stock options or grant options below fair market value on the grant date without prior stockholder approval.
Initial New Hire Grant
Idenix provides an initial stock option award to all employees with regular employment status, which includes our executive officers. The amount of the award is based upon similar grants to individuals holding comparable positions in peer group companies, based on survey data. The amount of the initial stock option award is also reviewed in light of the employee’s base salary and other compensation to ensure that the employee’s total compensation is in line with our overall compensation philosophy.
Stock Option Grants for Fiscal 2010 and Target Grants for Fiscal 2011
In February 2011, our named executive officers received long-term incentive awards as part of the annual review process for fiscal 2010 performance. No other long-term incentive awards were granted to the named executive officers in connection with their performance in fiscal 2010. With the exception of Dr. Standring, these long-term awards granted for fiscal 2010 were at the target amounts for all of the named executive officers. Dr. Standring’s award reflected his promotion to chief scientific officer in addition to his annual target.
For our 2010 fiscal year long-term incentive compensation, the Compensation Committee authorized a grant of stock options, which was made on February 21, 2011, to the named executive officers. Also on February 22, 2011, the board approved a stock option grant to our chief executive officer based on a recommendation of the Compensation Committee and to our executive vice president and chief scientific officer in connection with his promotion to chief scientific officer. Set forth in the table below are the stock option targets for fiscal 2010 for our named executive officers and the actual number of options granted to such named executive officers for fiscal 2010. The table also includes the stock option targets for fiscal 2011 for our named executive officers. No information is provided for Dr. Sommadossi, our former chairman and chief executive officer, who ceased to be an executive officer of the company in October 2010 or for Mr. Weidenbruch, our former executive vice president and general counsel, who ceased to be an officer of the company on August 31, 2010.

Our chief executive officer, Mr. Renaud, was granted a stock option to purchase 300,000 shares of our common stock, which was equal to his target for fiscal 2010 in recognition of the additional responsibilities he undertook in his new role as president and chief executive officer, in consideration of the achievement of certain corporate goals for fiscal 2010 and in consideration of market data prepared by Towers Watson.
Ms. Beckman, our interim chief financial officer and treasurer, was granted a stock option to purchase 30,000 shares of our common stock for fiscal 2010 in recognition of the additional duties and responsibilities she undertook in her new role and in recognition of achievement of individual and corporate goals for fiscal 2010. Ms. Beckman does not have an option target.
For fiscal 2010, our chief medical officer, Dr. Mayers, was granted a stock option to purchase 60,000 shares of our common stock, which was equal to his target for fiscal 2010 in consideration of his level of achievement of individual and corporate goals for fiscal 2010 and in consideration of market data prepared by Towers Watson.
Dr. Standring, our executive vice president and chief scientific officer, was granted a stock option to purchase 125,000 shares of our common stock, which was greater than his target for 2010 in consideration of his new duties and responsibilities associated with his promotion to chief scientific officer in February 2011.
Ms. Stahl, our general counsel, was granted a stock option to purchase 80,000 shares of our common stock, which was equal to her target for stock options in light of market data prepared by Towers Watson.
The Compensation Committee (and the board, in the case of Mr. Renaud) determined that in light of market data, for the year ending December 31, 2011, the targeted shares underlying stock options for fiscal 2011 be increased for the named executives set forth in the table below.

		Targeted Shares		Targeted Shares
		Underlying Stock	Stock Options	Underlying Stock
Named Executive		Options for fiscal	Granted for fiscal	Options For fiscal
Officer	Title	2010	2010	2011
Ronald Renaud	President and Chief Executive Officer	300,000	300,000	350,000
Daniella Beckman	Interim Chief Financial Officer and Treasurer	N/A	30,000	N/A
Douglas Mayers	Executive Vice President, Clinical Development and Chief Medical Officer	60,000	60,000	120,000
David Standring	Executive Vice President and Chief Scientific Officer	50,000	125,000	120,000
Maria Stahl	Senior Vice President and General Counsel	80,000	80,000	100,000
Grants of stock options are designed and administered so that they are not subject to the limits on the company’s ability to take federal income tax deductions for executive compensation over $1.0 million per year, imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Benefits
We maintain benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. All eligible and participating employees receive a 401(k) match of twenty-five percent (25%) on pre-tax contributions, up to the first six percent (6%) of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.
We also provide all employees, including executive officers with a flexible spending account plan and paid time off benefits including, vacation, sick time and holidays. In addition, we reimburse the chief executive officer for term life insurance coverage of $2.0 million and for supplemental disability coverage. We also provide, from time to time, payment or reimbursement of expenses in connection with the relocation of our executive officers, including amounts required to gross up these expenses for tax purposes. We do not offer or provide any additional perquisites (other than those noted here) to the chief executive officer or any other officer of the company.
Severance and Change-in-Control Payments
We have entered into written employment arrangements with each of our named executive officers, other than Ms. Beckman, providing for, among other things, severance and change-in-control benefits as described below. We have worked to design our severance and change-in-control arrangements to be competitive, and we periodically review these arrangements relative to current market trends. We review the total compensation arrangements for each of our executives to determine whether the potential benefits that our current severance and change-in-control arrangements provide are proportionate to the value brought to Idenix by each of the executives, and we believe our current severance and change-in-control benefits are appropriate.
We believe that the severance plans for executives are consistent with our goal of offering compensation packages that enable us to attract and retain talented executives on terms consistent with the interests of our shareholders. While we do not believe that the provision of a severance plan is likely to be a determinative factor in an executive’s decision to join Idenix, the absence of such a plan could present a distinct competitive disadvantage in the market for talented executives.
For each of our named executive officers, other than Ms. Beckman, the receipt of the severance and change-in-control payments described below are conditioned upon the executive officer agreeing not to engage in the following activities:
•	for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment , engage in a business enterprise that competes with company’s business, particularly an entity that discovers, develops or commercializes therapeutics for the treatment of HBV, HCV and HIV;
•	for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment, solicit or divert business partners of the company for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment; and
•	for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment, solicit, induce or attempt to induce an employee or independent contractor of the company to terminate his/her employment with the company.

Severance Payments
In the event that we terminate the employment of Drs. Mayers or Standring or Ms. Stahl for reasons other than cause (as defined in their respective employment agreements), or if Dr. Mayers or Standring or Ms. Stahl terminates his or her respective employment for good reason (as defined in his or her respective employment agreement), each executive is entitled to receive the following:
•	a lump sum payment equivalent to one times the executive officer’s base salary at the time of termination and the greater of: (i) the current year target cash performance incentive or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;
•	immediate vesting and exercisability of all outstanding equity awards; and
•	benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for the executive officer (and his/her covered dependents) under the group health and dental coverage at the active employee rates for a period of 12 months subsequent to the date of termination.
In the event our board of directors terminates Mr. Renaud’s employment for reasons other than cause (as defined in his employment agreement), or he terminates his employment for good reason (as described in his employment agreement), Mr. Renaud is entitled to receive the following:
•	a lump sum payment equivalent to one and one half times his base salary at the time of termination;
•	one and one half times the greater of: (i) his current year target cash performance incentive or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;
•	immediate vesting and exercisability of all outstanding equity awards; and
•	benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for him (and his covered dependents) under the group health, dental, and life insurance coverage at the active employee rates for a period of 18 months subsequent to the date of termination.
Ms. Beckman is not a party to a written employment arrangement with the company and therefore is not entitled to any severance payments.
Change-in-Control Payments
We have designed our change-in-control policies to provide income continuity after a change-in-control of the company that results in the executive being separated from the company. Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits. In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated or the executive terminates his or her employment for good reason during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs. Under the terms of their respective employment arrangements, if, within one year following a change in control of Idenix, Drs. Mayers or Standring or Ms. Stahl’s respective employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to, in addition to any severance payment, an additional lump-sum payment in an amount equal to:
•	such officer’s annual base salary; and
•	the greater of such officer’s target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.
Under the terms of his employment arrangement, if, within one year following a change in control of Idenix, Mr. Renaud’s employment is terminated without cause or if Mr. Renaud terminates his employment for good reason, Mr. Renaud is entitled to, in addition to any severance payment, an additional lump-sum payment in an amount equal to:
•	one half his annual base salary; and
•	one half the greater of his target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.

Ms. Beckman is not a party to a written employment arrangement with the company and therefore not entitled to any change-in-control payments.
The agreements we have with our named executive officers provide that the amount of severance benefits payable to such executive may be reduced by an amount such that the excise tax provisions of sections 280G and 4999 of the Internal Revenue Code of 1986 would not apply to such payments. The severance benefits payable will only be so reduced if the net after tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.
Tax Considerations
The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Summary
The Compensation Committee believes that our compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives. We continually monitor these programs in recognition of the dynamic marketplace in which we compete for talent. We intend to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with shareholder interests.
Narrative Disclosure of our Compensation Policies and Practices as They Relate to Risk Management
Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any such risks are mitigated by:
•	the multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business;
•	the structure of our annual cash bonus program that is based on a number of different performance measures (including goals related to our drug candidates and related programs, our discovery program and objectives relating to our general operations of the company, such as budget control, forecasting and financial reporting) and, generally, on both individual and corporate goals to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business;
•	the use of individual performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve;
•	goals being set appropriately to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	annual cash performance incentive awards for all employees are capped at two hundred percent (200%) of target amount; and
•	multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

EXECUTIVE COMPENSATION
Compensation Summary
The following table contains information with respect to the compensation for the fiscal year ended December 31, 2010 of (a) our chief executive officer, former chief executive officer, chief financial officer, (b) our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the chief executive officer and chief financial officer, and (c) one additional executive officer who would have been one of our three most highly compensated executive officers, but who was not serving as an executive officer at the end of the last completed fiscal year. We refer to the executive officers identified in this table as our “named executive officers.”
Summary Compensation Table

						Non-Equity
						Incentive
					Option	Plan	All Other
Name and		Salary	Bonus		Awards	Compensation	Compensation		Total
Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)		($)
Ronald C. Renaud, Jr.,	2010	$367,600	—		$963,060	$66,850	$3,282	(5)	$1,400,792
President and Chief	2009	350,200	—		356,279	175,000	3,359	(5)	884,838
Executive Officer (4)	2008	348,500	—		233,000	200,000	—		781,500
Jean-Pierre Sommadossi,	2010	483,333	—		1,816,343	—	2,646,702	(7)	4,946,378
Former President and	2009	580,000	—		647,780	400,000	30,987	(8)	1,658,767
CEO(6)	2008	575,000	—		1,019,375	400,000	29,569	(8)	2,023,944
Daniella Beckman	2010	153.430	—		13,156	12,128	2,594	(10)	181,317
Interim Chief Financial Officer and Treasurer(9)
Douglas Mayers,	2010	330,000	—		70,212	51,975	34,012	(11)	486,199
Executive Vice President	2009	290,687	—		129,556	140,000	3,675	(12)	563,918
and Chief Medical Officer	2008	325,000	—		233,000	150,000	3,450	(12)	711,450
David Standring,	2010	268,750	—		87,765	37,800	3,337	(13)	397,652
Executive Vice President,	2009	260,000	—		145,751	105,000	3,315	(13)	514,066
Chief Scientific Officer	2008	260,000	—		203,875	91,000	3,082	(13)	557,957
Maria Stahl,	2010	68,269	70,000	(15)	355,515	8,269	—
Senior Vice President and General Counsel (14)
John F. Weidenbruch,	2010	216,300	—		175,530	—	11,653	(17)	403,483
Executive Vice President,	2009	324,450	—		291,501	140,000	2,964	(18)	758,915
General Counsel (16)	2008	322,875	—		174,750	130,000	2,388	(18)	630,013

(1)	Salary increases generally occur in March and are not retroactive to January. For this reason, the amount actually paid to the named executive officer may be lower than such person’s base salary for the year.

(2)	The amounts in the Option Awards column reflect the grant date fair value of option awards granted during fiscal 2010 under our stock incentive plans, in accordance with FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 9, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 7, 2011 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The amounts shown in this column reflect cash bonus awards paid to our named executive officers under our annual performance-based incentive bonus plan for performance in the year indicated.

(4)	Mr. Renaud has served as president and chief executive officer since October 2010. From June 2007 to October 2010, Mr. Renaud served as our chief financial officer and treasurer.

(5)	Consists of amounts paid as a company match to Mr. Renaud’s 401(k) contribution.

(6)	Dr. Sommadossi ceased to be an executive officer in October 2010.

(7)	Represents amounts equal to $1,960,000 owed to Dr. Sommadossi upon his termination as required pursuant to Dr. Sommadossi’s employment agreement, a bonus amount of $286,981 owed to Dr. Sommadossi upon his termination as required pursuant to Dr. Sommadossi’s employment agreement; $50,000 payable to Dr. Sommadossi in lieu of providing certain medical benefits following his termination and supplemental life insurance premiums paid by Idenix. Idenix paid for a life insurance policy for Dr. Sommadossi and grossed up such amounts as required pursuant to Dr. Sommadossi’s employment agreement. In addition, pursuant with Dr. Sommadossi’s employment agreement, he was paid for accrued but unused vacation time.

(8)	Consists of supplemental life insurance premiums paid by Idenix. Idenix paid for a life insurance policy for Dr. Sommadossi and grossed up such amounts as required pursuant to Dr. Sommadossi’s employment agreement.

(9)	Ms. Beckman has served as interim chief financial officer and treasurer since October 2010.

(10)	Consists of amounts paid as a company match to Ms. Beckman’s 401(k) contribution.

(11)	Consists of amounts paid as a company match to Dr. Mayers’ 401(k) contribution and for air fare (and the gross up of such amount) apportioned to Dr. Mayers’ spouse.

(12)	Consists of amounts paid as a company match to Dr. Mayers’ 401(k) contribution.

(13)	Consists of amounts paid as a company match to Dr. Standring’s 401(k) contribution.

(14)	Ms. Stahl rejoined the company as an executive officer in October 2010.

(15)	Consists of a cash signing bonus in connection with the hiring of Ms. Stahl.

(16)	Mr. Weidenbruch ceased to be an executive officer on August 31, 2010.

(17)	Consists of amounts paid as a company match to Mr. Weidenbruch’s 401(k) contribution and accrued but unused vacation time.

(18)	Consists of amounts paid as a company match to Mr. Weidenbruch’s 401(k) contribution.

Grants of Plan-Based Awards
The following table shows information concerning each grant of an award made to a named executive officer during fiscal 2010 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.
Grants of Plan-Based Awards

								All Other
								Option			Grant Date
								Awards:	Exercise or		Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Base Price of	Closing Price	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Securities	Option	of Stock on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	Awards
Name	Date	($)	($)	($)	($)	($)	($)	Options (#)	($/Sh) (4)	Date ($)	($)(5)
Ronald C. Renaud,. Jr.(6)	2/10/2010	$	$190,833	381,666
	2/10/2010				—	110,000	—
	2/10/2010							100,000	$2.96	$2.93	$175,530
	10/28/2010							300,000	$4.28	$4.27	$787,530
Jean-Pierre Sommadossi(7)	2/10/2010	$—	$348,000	$696,000
	2/10/2010				—	400,000	—
	2/10/2010							400,000	$2.96	$2.93	$702,120
	3/8/2010							200,000	$5.46	$2.80	$248,300
	10/28/2010							329,863	$4.28	$4.27	$865,923
Daniella Beckman(8)	2/10/2010	—	30,870	61,740
	2/10/2010				—	—	—
	2/10/2010							7,500	$2.96	$2.93	$13,165
Douglas Mayers	2/10/2010	—	165,000	330,000
	2/10/2010				—	60,000	—
	2/10/2010							40,000	$2.96	$2.93	$70,212
David Standring	2/10/2010	—	108,000	216,000
	2/10/2010				—	50,000	—
	2/10/2010							50,000	$2.96	$2.93	$87,765
Maria Stahl	10/11/2010							150,000	$3.87	$3.81	$355,515
John Weidenbruch(9)	2/10/2010	—	129,780	259,560
	2/10/2010				—	90,000	—
	2/10/2010							100,000	$2.96	$2.93	$175,530

(1)	Consists of potential cash payments under our annual performance-based incentive bonus plan for executives. Actual cash bonus amounts awarded in March 2011 for fiscal 2010 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for fiscal 2010.

(2)	Consists of potential stock option awards for executives under our annual performance-based incentive bonus plan for executives. For such stock option awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Option Awards” for fiscal 2010.

(3)	No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of our board of directors based upon the Compensation Committee’s recommendation.

(4)	The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the average of the open and close prices as reported on the NASDAQ Global Market on such date.

(5)	The amounts in this column represent the grant date fair value of each equity award as determined in accordance with FASB ASC Topic 718. These amounts do not include the grant date fair value of equity awards calculated under FASB ASC Topic 718 of stock option awards granted in February 2011 under our fiscal 2010 annual performance-based incentive plan for executives.

(6)	Mr. Renaud’s potential cash payment under our annual performance-based incentive bonus plan was prorated to reflect his promotion to president and chief executive officer In October 2010. Equity awards granted in February 2010 were for Mr. Renaud’s service as chief financial officer and treasurer during 2009.

(7)	Dr. Sommadossi ceased to be an executive officer of Idenix in October 2010.

(8)	The equity awards granted in February 2010 were for Ms. Beckman’s service as Corporate Controller during 2009.

(9)	Mr. Weidenbruch ceased to be an executive officer of Idenix on August 31, 2010.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2010.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options (#)	Options (#)	Exercise Price	Option Expiration
Name	Exercisable(1)	Unexercisable(1)	($)	Date
Ronald C. Renaud, Jr.	201,562	23,438	6.12	6/27/2017
	31,667	8,333	2.41	11/8/2017
	58,333	21,667	5.18	2/21/2018
	52,709	57,291	5.46	2/13/2019
	22,916	77,084	2.96	2/9/2020
	18,749	281,251	4.28	10/27/2020
Jean-Pierre Sommadossi(2)	56,250	—	$8.50	10/31/2012
	100,000	—	12.05	10/31/2012
	150,000	—	19.14	10/31/2012
	150,000	—	21.11	10/31/2012
	150,000	—	7.25	10/31/2012
	150,000	—	7.24	10/31/2012
	100,000	—	2.41	10/31/2012
	350,000	—	5.18	10/31/2012
	200,000	—	5.46	10/31/2012
	200,000	—	5.46	10/31/2012
	400,000	—	2.96	10/31/2012
	329,863	—	4.28	10/31/2012
Daniella Beckman	10,625	4,375	5.32	3/2/2018
	2,875	3,125	5.46	2/13/2019
	1,719	5,781	2.96	2/9/2020
Douglas Mayers	100,000	—	8.88	1/21/2017
	31,667	8,333	2.41	11/8/2017
	58,333	21,667	5.18	2/21/2018
	19,167	20,833	5.46	2/13/2019
	9,167	30,833	2.96	2/9/2020
David Standring	5,000	—	8.50	11/19/2012
	20,000	—	12.05	2/1/2014
	20,000	—	19.14	2/27/2015
	20,000	—	21.11	3/6/2016
	23,958	1,042	8.12	3/5/2017
	23,750	6,250	2.41	11/8/2017
	51,042	18,958	5.18	2/21/2018
	21,563	23,437	5.46	2/13/2019
	11,459	38,541	2.96	2/9/2020
Maria Stahl	9,375	140,625	3.87	10/10/2020
John Weidenbruch(3)	75,000	—	10.25	2/27/2011
	8,750	—	8.12	2/27/2011
	38,750	—	5.18	2/27/2011
	35,625	—	5.46	2/27/2011
	14,583	—	2.96	2/27/2011

(1)	Options vest in 48 equal monthly installments beginning on the last day of the month of the date of grant. Options exercisable set forth herein, if exercised, would provide voting power with respect to the shares of common stock underlying such options.

(2)	Pursuant to the Separation and General Release Agreement, dated as of December 23, 2010 between Dr. Sommadossi and Idenix, the vesting of all of Dr. Sommadossi’s options was accelerated and Dr. Sommadossi has two years from his termination date to exercise such options.

(3)	Mr. Weidenbruch ceased to serve as an executive officer of Idenix on August 31, 2010. Vesting on his options ceased on such date. Pursuant to the terms of his option agreements, his options were exercisable through February 2011.
Option Exercises and Stock Vested
The following table sets forth certain information regarding the exercise of stock options during fiscal 2010 for each of the named executive officers:
OPTION EXERCISES DURING FISCAL 2010

Number of
	Shares	Value Realized
	Acquired Upon	Upon Exercise
	Exercise (#)	($)(1)

Ronald C. Renaud, Jr.		—
Jean-Pierre Sommadossi		—
Daniella Beckman		—
Douglas Mayers		—
David Standring	—	—
Maria Stahl	—	—
John Weidenbruch	28,334	$52,701

(1)	Value represents the difference between the closing price per share of our common stock on each date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.
Potential Payments Upon Termination or Change in Control
Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in greater detail under “Compensation Discussion and Analysis” “— Severance and Change in Control Benefits”.

The table below sets forth the potential payments to our named executive officers assuming a termination event or a change in control event occurred as of December 31, 2010. Dr. Sommadossi and Mr. Weidenbruch were not executive officers on December 31, 2010 and therefore are not included in the following table.
POTENTIAL TERMINATION PAYMENTS

		Acceleration
		of
	Salary	Vesting of
	and	Equity	Other
	Bonus(1)	Awards(2)	Payments(3)	Total
Ronald C. Renaud, Jr.	$1,080,000	$541,200	$35,208	$1,656,408
Daniella Beckman (4)	—	—	—	—
Douglas Mayers	495,000	188,400	23,869	707,269
David Standring	378,000	182,900	16,624	577,524
Maria Stahl	405,000	175,500	23,869	604,369

(1)	This amount represents a lump sum payment equivalent to one times the executive’s base salary (one and one half times in the case of Mr. Renaud) at the time of termination plus an amount equal to one times (one and one half times in the case of Mr. Renaud) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the termination occurs.

(2)	All equity awards vest and become immediately exercisable in full upon a termination event. This amount is equal to the number of options multiplied by the difference between the exercise price of such option and the closing stock price of our common stock on December 31, 2010 ($5.04) as reported by the NASDAQ Global Market.

(3)	Represents amounts related to continued medical, dental and other benefits for such officer and his eligible dependents for up to 12 months (18 months after termination in the case of Mr. Renaud) as set forth in such officer’s employment agreement or arrangement.

(4)	Ms. Beckman is not a party to a written employment arrangement with the company.
In addition, in connection with the termination of employment of Dr. Sommadossi in October 2010, we made the following payments:
•	a payment of $2,246,981 which was equal to two times his annual base salary and the greater of his respective target bonus for the year in which the covered termination occurred and the actual bonus paid in the year immediately preceding the covered termination; and
•	$50,000 in lieu of the continuation of health, dental and life insurance benefits due Dr. Sommadossi.
In addition, Dr. Sommadossi was granted options to acquire up to 329,863 shares of common stock which accelerated in full and became immediately exercisable on his termination date. Moreover, an additional 2,006,250 shares of common stock held by Dr. Sommadossi prior to his termination date accelerated in full and became immediately exercisable on such date.
The table below sets forth the potential payments to our named executive officers assuming a change in control event occurred as of December 31, 2010. Dr. Sommadossi and Mr. Weidenbruch were not executive officers on December 31, 2010 and therefore are not included in the following table.
POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination	Change in Control
	Payments(1)	Payment(2)	Total

Ronald C. Renaud, Jr.	$1,656,408	$1,080,000	$2,736,408
Daniella Beckman (3)	—	—	—
Douglas Mayers	707,269	495,000	1,202,269
David Standring	577,524	378,000	955,524
Maria Stahl	604,369	405,00	1,009,369

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments”.

(2)	Amount represents a lump sum payment equivalent to one times the executive’s base salary (one half times in the case of Mr. Renaud) at the time of termination plus an amount equal to one times (one half times in the case of Mr. Renaud) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the change in control occurs.

(3)	Ms. Beckman is not a party to a written employment arrangement with the company.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee had any relationship with us requiring disclosure under Item 407(e)(4) of Regulation S-K under the Exchange Act.
No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Idenix’s board of directors or Compensation Committee.
Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010. All of our option plans have been approved by our shareholders.
Equity Compensation Table

Number of Securities
Remaining Available
for Future Issuance
Under Equity
	Number of Securities			Compensation Plans
	to be Issued Upon		Weighted Average	(Excluding Securities
	Exercise of		Exercise Price of	Reflected in Column
	Outstanding Options		Outstanding Options	(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,031,736	(1)	$6.61	2,906,382	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	7,031,736			2,906,382

(1)	Consists of 1,066,361 shares of common stock issuable upon exercise of options under our 1998 equity incentive plan and 2,906,382 shares of common stock issuable upon exercise of options under our 2005 stock incentive plan.

(2)	Consists of shares of common stock issuable under our 2005 stock incentive plan. Our 2005 plan authorizes the issuance of stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other equity-based awards.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Idenix’s Annual Report on Form 10-K for fiscal 2010.
By the Compensation Committee
Wayne T. Hockmeyer, Chair
Charles W. Cramb
Thomas Hodgson

AUDIT COMMITTEE REPORT
The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.
The Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2010 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61, as amended, (Codification of Statements on Auditing Standards, AU Section 380 as adopted by the Public Company Accounting Oversight Board in Rule 3200T) with PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board Rule 3526 (Public Company Accounting Oversight Board Rule 3526 Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the matters disclosed in this letter and their independence.
The Audit Committee also considered whether PricewaterhouseCoopers LLP’s provision of other non-audit related services to us is compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010 and selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.
By the Audit Committee
Charles W. Cramb, Chair
Tamar Howson
Denise Pollard-Knight

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Idenix is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person”, has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction”, the related person must report the proposed related person transaction to our general counsel, who would then notify the Audit Committee of such transaction. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, if the amount involved in such transaction is not greater than $250,000. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:
•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Idenix’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the party receiving payment under the transaction; and
•	a transaction that is specifically contemplated by provisions of our charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. In addition, the policy does not apply to transactions with Novartis Pharma AG and its affiliates, each of which are reviewed and approved by the Audit Committee pursuant to the terms of its charter to the extent such transaction constitutes a “related party transaction” within the meaning of Item 404 of Regulation S-K.

Relationship with Novartis Pharma AG
In May 2003, we entered into a collaboration with Novartis relating to the worldwide development and commercialization of our drug candidates licensed by Novartis. Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones with respect to the development of specific drug candidates for the treatment of hepatitis C virus, or HCV. Including shares acquired in 2005 from its affiliate, Novartis BioVentures Ltd., and shares acquired as a result of the exercise of its stock subscription rights, Novartis owned approximately 43% of our outstanding common stock as of the record date. As of April 22, 2011, Novartis was the holder of approximately 35% of our outstanding common stock after giving effect to a common stock offering completed on April 13, 2011. Novartis BioVentures Ltd. was an existing stockholder in May 2003 at the time of the Novartis stock purchase.
Our relationship with Novartis includes a number of arrangements that affect our corporate governance and the research, development, manufacture and commercialization of our drug candidates. The terms of these arrangements are set forth in the agreements described below to which we and Novartis are parties:
•	a stockholders’ agreement, as amended and restated in July 2004 and amended in April 2011 in connection with our initial public offering, provides for, among other things: the ability of Novartis to maintain its percentage ownership in our stock; rights of Novartis with respect to designation of nominees for election as director; rights of Novartis to approve specified material corporate activities of Idenix; and registration rights in favor of Novartis and certain of our other stockholders who held shares of our preferred stock prior to the conversion of such preferred stock into common stock in May 2003;
•	a waiver and consent entered into on May 19, 2009, which we refer to as the 2009 waiver and consent, under which Novartis consented to our filing of a registration statement on Form S-3 with the SEC for the sale of up to $100,000,000 in shares of our common stock (the S-3 Financing); Novartis waived its right to include shares of common stock in such registration statement, approved the issuance and sale by us of new shares of common stock pursuant to the registration statement, and waived its right to purchase a pro rata portion of such new shares; in addition, we granted Novartis the right to designate an additional director to serve on our board of directors, including the right, for up to one year, to remove and replace such designee; Novartis no longer has such third designee on our board of directors;
•	a development and commercialization agreement, as amended, under which we are collaborating with Novartis to develop, manufacture and commercialize drug candidates which they license from us; and
•	a supply agreement, under which Novartis will manufacture or have manufactured for us the active pharmaceutical ingredient, or API, for the clinical development supply of drug candidates and potentially the API for the commercial supply of drug candidates it has licensed from us and will perform the finishing and packaging of licensed products for commercial sale.
Stockholders’ Agreement
Under the stockholders’ agreement, we have:
•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 30% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock, which rights of Novartis were subsequently supplemented by way of the 2009 waiver and consent;
•	agreed that for so long as any designee of Novartis serves on our board of directors, a Novartis director designee is entitled to be a member of each committee of our board of directors or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation;

•	granted Novartis, together with certain other holders of our common stock, rights to cause us to register, under the Securities Act of 1933, as amended, such shares of common stock;

•	granted to Novartis for so long as it and its affiliates continue to own at least 19.4% of our voting stock, approval rights over a number of corporate actions that we or our subsidiaries may take, including:
•	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;
•	any change or modification to the structure of our board of directors or a similar governing body of any of our subsidiaries;
•	any amendment or modification to any of our organizational documents or those of our subsidiaries;
•	the adoption of a three-year strategic plan or the adoption of an annual operating plan and budget, if there is no approved strategic plan;
•	any decision that would result in a variance of total annual expenditures, capital or expense, in excess of 20% from the approved three-year strategic plan;
•	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or operating plan;
•	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;
•	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;
•	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million, other than in limited circumstances;

•	any material change in the nature of our business or that of any of our subsidiaries;

•	any change in control of Idenix or any subsidiary; and
•	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws.
Novartis’s Ability to Maintain its Percentage Ownership Interest in Our Capital Stock
If we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock. This right is applicable to equity awards under our stock incentive plans, including our 2005 Stock Incentive Plan.
Additionally, Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. These additional purchase rights remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003. Idenix did not issue any shares of common stock to Novartis during fiscal 2010 in connection with these rights.

Pursuant to the 2009 waiver and consent, we granted Novartis the right to designate a third director to serve on our board of directors, including the right, for up to one year, to remove and replace such designee. Novartis no longer has a third designee on our board of directors. A waiver and consent entered into in April 2011 was conditioned on Novartis’ holding not less than thirty percent (30%) of the common stock outstanding immediately after completion of the S-3 Financing and is effective through September 30, 2011.
Development, License and Commercialization Agreement
As part of the development, license and commercialization agreement, dated as of May 8, 2003 between us and Novartis, as amended, which we refer to as the development and commercialization agreement, Novartis has an option to license any of our development-stage drug candidates after demonstration of activity and safety in a proof-of-concept clinical study. The terms of these options, including license fees, milestone payments and payments in reimbursement of development expenses, vary according to the disease which the drug candidate treats, the stage of development of the drug candidate, the projected product valuation based on market research and sales forecast. Novartis waived its option for all of our NNRTI compounds, including IDX899, which allowed us to enter into a license arrangement with SmithKline Beecham Corporation, doing business as GlaxoSmithKline, or GSK, for our NNRTI compounds. Effective October 1, 2007, we transferred to Novartis our development, commercialization and manufacturing rights and obligations pertaining to telbivudine (Tyzeka®/Sebivo®) on a worldwide basis. At that time, we began receiving royalty payments equal to a percentage of net sales of Tyzeka®/Sebivo®. The royalty percentage varies based upon the territory and the aggregate dollar amount of net sales.
In connection with a licensing and stock purchase arrangement we entered into with GSK in February 2009, we amended the development and commercialization agreement with Novartis so that Novartis would retain the exclusive option to obtain rights to other drug candidates developed by us, or in some cases licensed to us, so long as Novartis maintains ownership of 30% of our voting stock rather than ownership of 51% of our voting stock, as was initially agreed to by the parties in 2003.
Development of Products and Regulatory Activities
For the drug candidates Novartis chooses to license, Novartis will have the right to approve, in its reasonable discretion, the development plan and budget. We will develop each licensed product in accordance with a development plan approved by a joint steering committee. The joint steering committee is comprised of an equal number of representatives of Idenix and Novartis. Novartis will also be responsible for certain development expenses incurred in accordance with approved development budgets for our drug candidates that Novartis licenses. The collaboration arrangement contemplates several joint committees in which we and Novartis participate. We participate in these committees as a means to govern or protect our interests. The committees span the period from early development through commercialization of drug candidates licensed by Novartis.
We have primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in the United States, and Novartis has primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in all other countries in the world. Under certain circumstances, primary responsibilities for all or certain regulatory tasks in a particular country may be switched from one party to the other.
Product Commercialization
In accordance with the arrangements set forth in our development and commercialization agreement with Novartis, we have the right to co-promote or co-market with Novartis in the United States, United Kingdom, France, Germany, Italy and Spain any products that Novartis licenses from us. If we co-promote or co-market, in the United States, we would act as the lead commercial party and record revenue from product sales and would share equally the resulting net benefit or net loss with Novartis from co-promotion from the date of product launch. In the United Kingdom, France, Germany, Italy and Spain, Novartis would act as the lead commercial party and record revenue from product sales. In the United Kingdom, France, Germany, Italy and Spain, the net benefit we might realize would increase incrementally during the first three years from the date of product launch, such that we will share equally with Novartis the net benefit from the co-promotion beginning in the third year from the date of product launch.

In other countries, we will effectively sell products to Novartis for their further sale to third parties. Novartis would pay us to acquire such products at a price that is determined in part by the volume of product net sales under the terms of the master manufacturing and supply agreement described below and we would receive a royalty payment from Novartis on net product sales.
Novartis has the right to market, sell or promote any product that competes with the products Novartis licenses from us.
Termination
Novartis, and in certain circumstances, we, have the right to terminate the development and commercialization agreement. Novartis may in its sole discretion terminate the development and commercialization agreement with respect to a particular product, drug candidate or country on not less than six months notice.
If Novartis terminates the development and commercialization agreement for material breach by us, or for bankruptcy, insolvency or reorganization on our part, then Novartis may elect to retain licenses to our drug candidates or products, in which case it will remain obligated to make payments to us in amounts to be negotiated in good faith at the time of termination. If we terminate part or all of the development and commercialization agreement for material breach by Novartis, or for bankruptcy, insolvency or reorganization on the part of Novartis, or if Novartis terminates the development and commercialization agreement unilaterally in the absence of a breach by us, we may be obligated to make payments to Novartis in amounts to be negotiated in good faith at the time of termination.
Master Manufacturing and Supply Agreement
Under the master manufacturing and supply agreement, dated May 8, 2003, between Novartis and us, which we refer to as the supply agreement, we appointed Novartis to manufacture or have manufactured the clinical supply of API for each drug candidate licensed under the development and commercialization agreement and certain other drug candidates. The cost of the clinical supply will be treated as a development expense, allocated between us and Novartis in accordance with the development and commercialization agreement. We have the ability to appoint Novartis or a third party to manufacture the commercial supply of the API based on a competitive bid process under which Novartis has the right to match the best third-party bid. Novartis will perform the finishing and packaging of the APIs into the final form for sale.
Indemnification
We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development and commercialization agreement and stock purchase agreement dated March 21, 2003 to which we, Novartis and substantially all of our stockholders as of March 21, 2003 are a party. In these agreements, we made numerous representations and warranties to Novartis regarding our HBV product and drug candidate and HCV drug candidate, including representations regarding our ownership of the inventions and discoveries relating to such. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. Novartis has the right to seek from us, and under certain circumstances, from us and our stockholders who sold shares to Novartis, who include some of our officers and directors, indemnification for damages suffered by Novartis as a result of a breach by us. For a further discussion of indemnification rights and obligations, please refer to our Annual Report on Form 10-K where a more detailed discussion is presented under the caption “Business — Collaborations — Relationship with Novartis — Development, License and Commercialization Agreement — Indemnification”, “— Stock Purchase Agreement”, “Risk Factors — Factors Related to our Relationship with Novartis” and “— Factors Related to Patents and Licenses.”

Other Agreement
We have also agreed that until such time as Novartis and its affiliates own less than 30% of our voting stock, Novartis’s consent is required for the selection and appointment of our chief financial officer. If in Novartis’s reasonable judgment our chief financial officer is not satisfactorily performing his or her duties, we are required to terminate his or her employment.
Employment Agreements
We have entered into employment arrangements with each of Mr. Renaud, Drs. Mayers and Standring and Ms. Stahl (each of which is included as an exhibit to Idenix’s Annual Report of Form 10-K for fiscal 2010 filed with the SEC on March 7, 2011). The employment arrangements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment arrangements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Mr. Renaud, 50% for each of Drs. Mayers and Standring and 35% for Ms. Stahl. Pursuant to the terms of the employment arrangements, the base salary and target bonus and equity award for the current year generally become the minimum amounts for future years for each officer.
Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the Compensation Committee, or in the case of Mr. Renaud, our board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four-year period.
In addition, each officer’s employment agreement provides for severance benefits in the event Idenix terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements/arrangements), or they terminate their respective employment for good reason (as defined in their respective employment agreements/arrangements). In addition, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.
For additional information about our executive compensation program generally and the terms of these employment agreements/arrangements, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see generally the section of this proxy statement entitled “Compensation Discussion and Analysis” and, in particular “— Severance and Change in Control Benefits” and “Executive Compensation — Potential Payments Upon Termination or Change in Control”.
Registration Rights
As of April 1, 2011, certain holders of shares of our common stock are entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the stockholders’ agreement with Novartis discussed above. These holders include the following holders of more than four percent of our voting securities and their affiliates:

Number of
Name of Holder	Registrable Shares

Novartis AG(1)	31,399,477
MPM Capital L.P. affiliated funds(2)	3,321,534
Jean-Pierre Sommadossi	100,000
Total	34,821,011

(1)	Represents 31,399,477 shares held by Novartis, a direct, wholly owned subsidiary of Novartis AG. Mr. Pelzer, also one of our directors, serves as president of Novartis Corporation, an affiliate of Novartis, and Mr. Rosenberg, also one of our directors, serves as the head of business and licensing of Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG.

(2)	Represents 2,949,488 shares held by BB BioVentures, L.P. 256,519 shares held by MPM BioVentures Parallel Fund, L.P. 37,299 shares held by MPM Asset Management Investors 1998 LLC and 78,228 shares held by MPM Asset Management LLC. Each of these funds is affiliated with MPM Capital LLC and affiliated funds.

PROPOSAL 2 — AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
Background
On February 22, 2011, our board of directors unanimously adopted resolutions approving an amendment to our restated certificate of incorporation, as amended, or the restated certificate, increasing the number of shares of common stock authorized under the restated certificate from 125,000,000 shares to 200,000,000 shares, and directing that such amendment be submitted to a vote of the stockholders at the annual meeting. For the reasons described below, the board of directors believes that approval of the proposed amendment is in our best interests and the best interests of our stockholders. If the proposed amendment is approved by the stockholders at the annual meeting, the board intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment of Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix A as soon as practicable following the annual meeting.
The restated certificate currently authorizes Idenix to issue up to a total of 125,000,000 shares of capital stock, all of which are designated as common stock. As of April 8, 2011, we had 73,144,813 shares of common stock outstanding; 9,905,812 shares of common stock subject to outstanding equity awards or otherwise reserved for future issuance under our stock incentive plans; and 271,217 shares of common stock subject to Novartis anti-dilution rights to maintain its percentage ownership. As a result, 41,678,158 shares of common stock remain authorized for issuance under the restated certificate as of April 8, 2011. As of April 15, 2011, following a common stock offering completed on April 13, 2011, we had 95,995,226 shares of common stock outstanding; 9,897,613 shares of common stock subject to outstanding equity awards or otherwise reserved for future issuance under our stock incentive plans; 1,393,871 shares of common stock subject to Novartis anti-dilution rights to maintain its percentage ownership. As a result, 17,713,290 shares of common stock remain authorized for issuance under the restated certificate as of April 15, 2011.
Reasons to Increase the Authorized Stock
If approved, the additional shares of common stock under the amendment may be used for general corporate purposes as determined by our board of directors. Our board of directors believes that the amendment also increases our ability to effect, in a timely manner, transactions that are expected to be in the best interests of Idenix and its stockholders, such as the raising of additional capital, the acquisition of businesses, technologies or products and the entering into of strategic partnerships or other relationships that may complement or expand our business. We have no present understandings, commitments or agreements to enter into any such transaction.
If the amendment is approved by our stockholders, the board of directors believes that it will have a greater ability and flexibility to take advantage of commercial opportunities and market conditions. Without that increased flexibility, the board of directors might be required to incur the costs and delays of seeking stockholder approval through a written consent in lieu of a meeting, calling a special meeting of stockholders or waiting for the next annual meeting of stockholders in order to seek stockholder approval of an amendment to the restated certificate.
Certain Effects of the Proposed Amendment
The issuance by Idenix of any additional shares of common stock, other than in the form of a stock dividend, stock split or other similar event, will dilute the equity interests and voting power of our existing stockholders other than Novartis, which has certain antidilution rights. See “Certain Relationships and Related Transactions — Relationship with Novartis Pharma AG.” In addition, the issuance of additional shares could have a negative impact on earnings per share. Such dilution or impact may be substantial, depending upon the number of shares issued. The newly authorized shares of common stock will have voting and other rights identical to those of currently authorized shares of common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights with respect to such stock, with the exception of Novartis which has certain antidilution rights. To effect the issuance of the increased number of shares of common stock authorized under our restated certificate, no further vote of our stockholders will be required under applicable law. We are, however, subject to the rules of the NASDAQ Global Market and, to maintain our listing, are required to seek stockholder approval in connection with the issuance of our capital stock under certain circumstances.

The proposed amendment to the restated certificate is not intended to be an anti-takeover device. However, the issuance of additional shares of common stock would increase the number of outstanding shares, which could dilute the ownership and voting power of any person seeking to obtain control of the company, which would make it more difficult for such person to obtain control of the company. As of the date of this proxy statement, the board of directors is not aware of any person who intends to seek to obtain control of Idenix.
Under the General Corporation Law of the State of Delaware, Idenix stockholders are not entitled to appraisal rights with respect to the approval, adoption or filing of the amendment and we will not independently provide stockholders with any such right.
Our board of directors believes that the approval of the amendment of the restated certificate is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.
PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.
Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent accounting firm for the fiscal year ending December 31, 2011 is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.
Principal Accounting Fees and Services
The following table summarizes the fees PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	2010	2009

Audit Fees(1)	$645,151	$672,227
Audit-Related Fees	$—	$—
Tax Fees (2)	$70,000	$144,542
All Other Fees (3)	$1,500	$1,500
Total Fees	$716,651	$818,269

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax and other fees consist of fees for tax compliance and consulting.

(3)	Other fees consist of educational resources.

No audit-related fees billed in 2010 or 2009 were provided under the de minimis exception to the Audit Committee pre-approval requirements.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services (other than services relating to the annual and quarterly financial reviews) to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.
In 2009 and 2010, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee for all audit, audit-related, tax and other services.
PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 5.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders as well as promote the achievement of the company’s strategic and financial performance measures by linking executive compensation to the achievement of measurable corporate and individual performance goals. Our stock option program is the primary compensation vehicle aligning our named executive officers’ compensation to the long-term performance of Idenix in addition to creating an ownership culture that helps unify the interests of our executives and stockholders. The stock option program encourages a long-term focus by our executives by using a four-year minimum vesting requirement for stock options. Our board of directors and the Compensation Committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders.

The “Compensation Discussion and Analysis,” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the board of directors with respect to the fiscal year ended December 31, 2010. Highlights of our executive compensation program include the following:
•	the Compensation Committee’s philosophy is to target our executive officers’ compensation at a competitive rate, generally between the 50th and the 75th percentiles for total annual compensation, using the Towers Watson benchmark data to provide analysis and specific information with respect to the peer group discussed above, as well as the Radford Global Life Sciences survey;
•	our executives are eligible to participate in our annual cash performance incentive plan but only receive payouts when pre-determined individual and corporate goals are met; and
•	our executives are also eligible to participate in long-term incentives through stock option grants, with the potential to benefit if shareholder value is increased as a result of increases in our stock price from the dates of such stock option grants.
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our near- and long-term business goals is imperative. At the same time, we believe our program does not encourage excessive risk-taking by management.
Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the named executive officers of Idenix, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 5 overrules any decision by Idenix or our board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of Idenix or our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for Idenix or our board of directors (or any committee thereof). However, our Compensation Committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 4.
PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES
In Proposal 4, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 5, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.
Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and Idenix to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.
After careful consideration, our board of directors believes that the executive compensation advisory vote should be held every three years, and therefore our board of directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory votes.

Our board of directors believes that a once every three years, or triennial, executive compensation advisory vote will allow our stockholders to evaluate executive compensation on a more thorough, long-term basis than a more frequent vote. Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. As described in “Compensation Discussion and Analysis,” our compensation program emphasizes multi-year incentive compensation, using stock options as the primary long-term incentive vehicle to align our long-term corporate goals and objectives with our executives’ compensation. Too-frequent executive compensation advisory votes may encourage short-term analysis of executive compensation. Annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation.
A triennial vote will also give our board of directors sufficient time to engage with stockholders to better understand their views about executive compensation and respond effectively to their concerns. Independent of the timing of the executive compensation advisory vote, we encourage stockholders to contact our board of directors at any time to provide feedback about corporate governance and executive compensation matters. We believe these currently available options provide more meaningful mechanisms for stockholders to state their views about our compensation programs and policies.
Our board of directors is asking stockholders to vote, on a non-binding advisory basis, on the following resolution:
“RESOLVED, that the option of once every one, two or three years that receives the highest number of votes cast will be considered to be the preferred frequency of the stockholders with which Idenix is to hold future non-binding stockholder advisory votes on executive compensation.”
Therefore, our board of directors believes that holding the executive compensation advisory vote every three years is in the best interests of Idenix and its stockholders and recommends voting for a frequency of every “THREE YEARS”.
OTHER INFORMATION
Other Matters
Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2010 all filings required to be made by our directors, executive officers and holders of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements other than a Form 4 reporting a February 2010 option grant to Mr. Paul Fanning.
Stockholder Proposals for the 2012 Annual Meeting
Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2012 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts, not later than December 27, 2011. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.

A stockholder may wish to have a proposal presented at next year’s annual meeting of stockholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by March 15, 2012 (which is 45 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of stockholders will have the right to exercise discretionary voting authority as to such proposal.
By Order of the Board of Directors,

Maria D. Stahl
Secretary
April 25, 2011
OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

Appendix A
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
IDENIX PHARMACEUTICALS, INC.
Idenix Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
The Board of Directors of the Corporation duly adopted at a meeting duly called, pursuant to Section 242 of the General Corporation Law of the State of Delaware, resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at the Corporation’s 2011 annual meeting of stockholders in accordance with Sections 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:
RESOLVED: That the first sentence of Article Fourth of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following new first sentence of Article Fourth be inserted in lieu thereof:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”).”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this            day of           , 2011.

IDENIX PHARMACEUTICALS, INC.
By:
Ronald C. Renaud, Jr.
President and Chief Executive Officer

A-0

Idenix Pharmaceuticals, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR the director nominees.

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

Nominees:	For	Withhold		For	Withhold		For	Withhold

01 - Charles W. Cramb	☐	☐	02 - Wayne T. Hockmeyer, Ph.D.	☐	☐	03 - Thomas R. Hodgson	☐	☐

04 - Tamar D. Howson	☐	☐	05 - Robert E. Pelzer	☐	☐	06 - Denise Pollard-Knight, Ph.D.	☐	☐

07 - Ronald C. Renaud, Jr.	☐	☐	08 - Anthony Rosenberg	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.					The Board of Directors recommends you vote for 3 YEARS.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	To approve an amendment to the Company’s restated certificate of incorporation, as amended, increasing the number of shares of common stock authorized from 125,000,000 shares to 200,000,000 shares.	☐	☐	☐	5.	To approve on an advisory basis the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2011.	☐	☐	☐

4.	To approve on an advisory basis the compensation of the Company’s named executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
01ASQB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Idenix Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2011
Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Ronald C. Renaud, Jr. and Maria D. Stahl, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April 8, 2011 at the 2011 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBERS 2, 3 and 4 and FOR 3 YEARS FOR PROPOSAL NUMBER 5. Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
CONTINUED AND TO BE VOTED ON REVERSE SIDE

C Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.